EXECUTION COPY

STOCK PURCHASE AGREEMENT
Dated as of October 23, 2006
among
LONZA AMERICA INC.,
LONZA BIOPRODUCTS AG,
LONZA SALES AG,
LONZA GROUP LIMITED,
as Guarantor,
and
CAMBREX CORPORATION
and
THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO

i

STOCK PURCHASE AGREEMENT
          This STOCK PURCHASE AGREEMENT, dated as of October 23, 2006 (this “Agreement”), is by and among LONZA AMERICA INC., a Delaware corporation (“Lonza America”), LONZA BIOPRODUCTS AG, a Swiss company (“Lonza Swiss Holdco”), and LONZA SALES AG, a Swiss company (“Lonza Sales AG” and, collectively with Lonza America and Lonza Swiss Holdco, the “Purchasers”), LONZA GROUP LIMITED, a Swiss limited company, as guarantor (“Lonza Group”), CAMBREX CORPORATION, a Delaware corporation (the “Company”), and each of the Subsidiaries of the Company listed on Schedule I hereto (collectively being referred to herein as the “Bio Companies Sellers”; and such Bio Companies Sellers and the Company collectively being referred to herein as the “Sellers”). Certain terms used in this Agreement without definition shall have their meanings as defined in Section 10.12.
W I T N E S S E T H :
          WHEREAS, other than the Directors Qualifying Shares (as defined below), the Company owns directly and indirectly through wholly-owned Subsidiaries all of the issued and outstanding capital stock of the Subsidiaries listed on Schedule II hereto (collectively being referred to herein as the “Bio Companies”; and the issued and outstanding shares of capital stock of the Bio Companies, other than the Directors Qualifying Shares, collectively being referred to herein as the “Bio Companies Shares”);
          WHEREAS, the Bio Companies are engaged in (i) through the Bioproducts Companies, the manufacture and sale of products and the provision of manufacturing services in four segments of the life sciences industry, namely Research Products, Biotherapeutic Media and Sera, Rapid Microbial Detection and Cell Therapy/BioServices (such business, as engaged in by the Bioproducts Companies as of the date hereof, being referred to herein as the “Bioproducts Business”), and (ii) through the Biopharma Companies, the provision of contract services for development and manufacturing of therapeutic proteins, vaccines and other biologic drugs (such business, as engaged in by the Biopharma Companies as of the date hereof, being referred to herein as the “Biopharma Business”, and collectively with the Bioproducts Business, the “Bio Companies Business”);
          WHEREAS, the Sellers desire to sell, and Purchasers desire to purchase, (i) the Bio Companies Shares (excluding the shares of CBM Intellectual Property Inc., a Nevada corporation (“CBM Intellectual Property”)), and (ii) all of the assets of CBM Intellectual Property, in each case on the terms and subject to the conditions set forth in this Agreement; and
          WHEREAS, the Company has agreed to provide certain transition services to Purchasers and the Bio Companies following the Closing Date on the terms and subject to the conditions set forth in the Transition Services Agreement attached as Exhibit A hereto (the “Transition Services Agreement”);
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Purchasers and the Sellers hereby agree as follows:

ARTICLE I
SALE OF SHARES AND CLOSING
          SECTION 1.1 Purchase and Sale.
          (a) Each Seller that directly owns Bio Companies Shares issued by Bio Companies incorporated, formed or organized under the laws of any jurisdiction outside the United States (collectively being referred to herein as the “Non-US Bio Companies”; and the Bio Companies Shares issued by Non-US Bio Companies collectively being referred to herein as the “Non-US Bio Companies Shares”) agrees to sell, assign, transfer, convey and deliver to Lonza Swiss Holdco, and Lonza Swiss Holdco agrees to purchase from each such Seller, at the Closing, all of the right, title and interest of Sellers in and to the Non-US Bio Companies Shares (excluding the Non-US Bio Company Shares issued by Cambrex Ireland IP Limited, an Irish private limited company (“Cambrex Ireland IP”), on the terms and subject to the conditions set forth in this Agreement;
          (b) Each Seller that directly owns Bio Companies Shares issued by Bio Companies incorporated, formed or organized under the laws of any state in the United States (collectively being referred to herein as the “US Bio Companies”; and the Bio Companies Shares issued by US Bio Companies collectively being referred to herein as the “US Bio Companies Shares”) agrees to sell, assign, transfer, convey and deliver to Lonza America, and Lonza America agrees to purchase from each such Seller, at the Closing, all of the right, title and interest of Sellers in and to the US Bio Companies Shares (excluding the US Bio Companies Shares issued by CBM Intellectual Property) on the terms and subject to the conditions set forth in this Agreement;
          (c) CBM Intellectual Property agrees to sell, assign, transfer, convey and deliver to Lonza Sales AG, and Lonza Sales AG agrees to purchase from CBM Intellectual Property, at the Closing, all of the right, title and interest of CBM Intellectual Property in and to all of the assets of CBM Intellectual Property on the terms and subject to the conditions set forth in this Agreement; and
          (d) Cambrex Bahamas Inc., a Bahamas corporation and the owner of 100% of the Non-US Bio Companies Shares issued by Cambrex Ireland IP, agrees to sell, assign, transfer, convey and deliver to Lonza Sales AG, and Lonza Sales AG agrees to purchase from Cambrex Bahamas Inc., at the Closing, all of the right, title and interest of Cambrex Bahamas Inc. in and to the Non-US Bio Companies Shares issued by Cambrex Ireland IP, on the terms and subject to the conditions set forth in this Agreement.
          SECTION 1.2 Purchase Price.
          (a) The aggregate amount payable by Purchasers at the Closing for the Bio Companies Shares and the assets of CBM Intellectual Property shall be equal to US $460,000,000 (the “Initial Purchase Price”).

          (b) The “Final Purchase Price” shall be an amount equal to the Initial Purchase Price plus or minus, as applicable,
          (i) Working Capital to the extent it exceeds (in which case, the Initial Purchase Price shall be increased) or to the extent it is less than (in which case, the Initial Purchase Price shall be decreased) US $56,000,000 (“Target Working Capital”); provided, however, that there shall be no such increase or decrease unless Working Capital exceeds or is less than, as the case may be, Target Working Capital by more than US $1,000,000, in which case the adjustment required by this clause (i) shall be made on a dollar-for-dollar basis from the first dollar;
minus,
          (ii) the Additional Adjustment Amount, if any; provided that the Additional Adjustment Amount shall be deemed to be US $0 unless it exceeds US $500,000, in which case the adjustment required by this clause (ii) shall be made on a dollar-for-dollar basis from the first dollar.
Attached as Section 1.2 of the Bio Companies Disclosure Letter is a schedule setting forth the Company’s good faith, illustrative determination of (i) Working Capital, (ii) any Additional Adjustment Amount and (iii) the Final Purchase Price, in each case as if the Closing Date had been August 31, 2006 and determined in accordance with GAAP (the “Signing Date Adjustment Schedule”). Following the delivery of the Signing Date Adjustment Schedule to Purchasers, the Company will consider such revisions thereto as are reasonably proposed by Purchasers.
          (c) In determining the Final Purchase Price, to the extent any components or amounts are not reflected in U.S. dollars, the “spot” or currency market exchange rates as of the date two (2) business days before the Closing Date will be utilized.
          SECTION 1.3 Final Purchase Price and Post-Closing Adjustment Amount. Subsequent to the Closing, (i) the Company shall be obligated to make a payment to Lonza America (for itself and as agent for the other Purchasers) to the extent that the Final Purchase Price as finally determined pursuant to Section 1.4 is less than the Initial Purchase Price or (ii) Purchasers shall be obligated to make a payment to the Company (for itself and as agent for the other Sellers) to the extent the Final Purchase Price as finally determined pursuant to Section 1.4 exceeds the Initial Purchase Price. The amount equal to the difference between the Initial Purchase Price and the Final Purchase Price as finally determined pursuant to Section 1.4 is referred to herein as the “Post-Closing Adjustment Amount”. The Post-Closing Adjustment Amount shall be paid pursuant to Section 1.5(b) and (c).
          SECTION 1.4 Preparation of the Post-Closing Adjustment Statement.
          (a) As soon as practicable on or following the Closing Date, but in no event later than the seventh (7th) business day following the Closing Date, Purchasers and their Representatives shall conduct a physical count of the Inventory as of the close of business on the

Closing Date. The physical count of such Inventory shall be observed and confirmed by the Company and its Representatives. The results of the physical count of the Inventory, which shall take into account changes in Inventory between the Closing Date and the date on which such physical count is completed, shall be used to prepare the Post-Closing Adjustment Schedule pursuant to paragraph (b) below.
          (b) Within thirty (30) days after the Closing Date, Purchasers shall prepare and deliver to the Company a post-Closing purchase price adjustment schedule (the “Post-Closing Adjustment Schedule”) setting forth in reasonable detail Purchasers’ good faith determination of (i) Working Capital, (ii) any Additional Adjustment Amount and (iii) the Final Purchase Price, in each case as of the Closing Date and determined in accordance with GAAP. The Company shall give Purchasers and their Representatives (including their advisors and accountants) such assistance and access to the assets and books and records and relevant personnel of the Company and its Subsidiaries as Purchasers may reasonably request during normal business hours in order to enable Purchasers to prepare the Post-Closing Adjustment Schedule. Following delivery of the Post-Closing Adjustment Schedule, Purchasers shall give the Company and its Representatives (including its advisors and accountants) such assistance and access to the assets and books and records and relevant personnel of Purchasers and the Bio Companies as the Company may reasonably request during normal business hours in order to enable the Company to analyze the Post-Closing Adjustment Schedule.
          (c) The Post-Closing Adjustment Schedule shall be final and binding on the parties unless the Company shall, within thirty (30) days following the delivery of the Post-Closing Adjustment Schedule, deliver to Purchasers written notice of objection (the “Objection Notice”) with respect to the Post-Closing Adjustment Schedule. The Objection Notice shall specify in reasonable detail each disputed item on the Post-Closing Adjustment Schedule (each, a “Disputed Item”) and describe in reasonable detail the basis for each Disputed Item, including the data that forms the basis thereof, as well as the amount in dispute. Notwithstanding the delivery of an Objection Notice, the Post-Closing Adjustment Schedule shall be final and binding to the extent any item is not a Disputed Item.
          (d) If the Objection Notice is delivered, the parties shall consult with each other with respect to the Disputed Items and attempt in good faith to resolve the dispute. If the parties are unable to reach agreement within fifteen (15) days after delivery of the Objection Notice, either Purchasers or the Company may refer any unresolved Disputed Items to the Independent Accountants. The Independent Accountants shall be directed to render a written report as promptly as practicable and, in any event, within fifteen (15) days after the Independent Accountants’ engagement on the unresolved Disputed Items, within the range of values proposed for each Disputed Item by Purchasers and the Company, and to resolve only those issues of dispute set forth in the Objection Notice. The Independent Accountants shall resolve such issues of dispute on a basis consistent with GAAP, and such resolution shall be final and binding on the parties. The fees and expenses of the Independent Accountants shall be borne by the non-prevailing party if and to the extent that the resolution validates the position of the prevailing party and the Final Purchase Price determined by such resolution is more than one percent (1%) greater or less than the Final Purchase Price proposed by the non-prevailing party. Otherwise,

Purchasers, on the one hand, and the Company, on the other, shall each pay 50% of the fees and expenses of the Independent Accountants.
          SECTION 1.5 Closing; Payment of Post-Closing Adjustment Amount.
          (a) The closing of the purchase and sale of the Bio Companies Shares (excluding the Bio Companies Shares issued by CBM Intellectual Property) and the purchase and sale of the assets of CBM Intellectual Property pursuant to this Agreement (the “Closing”) shall take place at 10:00 a.m. (New York time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second (2nd) business day after satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, unless another time, date or place is agreed to in writing by the parties hereto. At the Closing, Purchasers will pay to the Company (for itself and as agent for the other Sellers) an amount equal to the Initial Purchase Price less the Pay-Off Amount (which shall be payable by Purchasers to the lenders under the Credit Agreement in accordance with
Section 1.6(b)) (the “Net Closing Purchase Price”). Such payment to the Company at Closing shall be by wire transfer of immediately available funds to an account or accounts designated by the Company in writing at least three (3) business days prior to the Closing Date.
          (b) At the Closing, the Purchasers’ payment to the Company pursuant to Section 1.5(a) and the Sellers’ delivery of the Bio Companies Shares (excluding the Bio Companies Shares issued by CBM Intellectual Property) pursuant to Section 1.1(b) shall occur in the following sequence:
          (i) each Seller that owns any Non-US Bio Companies Shares shall sell, assign, transfer, convey and deliver to Lonza Swiss Holdco all of such Seller’s right, title and interest in and to such Non-US Bio Companies Shares (excluding the Non-US Bio Companies Shares issued by Cambrex Ireland IP), against payment by Lonza Swiss Holdco of the portion of the Net Closing Purchase Price attributable to such Non-US Bio Companies Shares; then
          (ii) Cambrex Bio Science Walkersville, Inc., a Delaware corporation (“Cambrex Walkersville”), will distribute to the Company all of Cambrex Walkersville’s right, title and interest to the Net Closing Purchase Price proceeds received or receivable from Lonza Swiss Holdco pursuant to Section 1.5(b)(i) and attributable to the Bio Companies Shares owned immediately prior to the Closing by Cambrex Walkersville (including such proceeds received by the Company in its capacity as agent for Cambrex Walkersville under Section 1.5(b)(i); then
          (iii) each Seller that owns any US Bio Companies Shares shall sell, assign, transfer, convey and deliver to Lonza America all of such Seller’s right, title and interest in and to such Bio Companies Shares (excluding the US Bio Companies Shares issued by CBM IP Seller), against payment by Lonza America of the portion of the Net Closing Purchase Price attributable to such transferred US Bio Companies Shares; then

          (iv) (A) CBM Intellectual Property shall sell, assign, transfer, convey and deliver to Lonza Sales AG all of the right, title and interest of CBM Intellectual Property in and to all of its assets pursuant to a general bill of sale that describes the assets generically but does not specify the name of each asset, and (B) Cambrex Bahamas Inc. shall sell, assign, transfer, convey and deliver to Lonza Sales AG all of the right, title and interest of Cambrex Bahamas Inc. in and to the Non-US Bio Companies Shares issued by Cambrex Ireland, in each case against payment by Lonza Sales AG of the portion of the Net Closing Purchase Price attributable to the assets of CBM Intellectual Property and the Non-US Bio Companies Shares issued by Cambrex Ireland.
At the Closing, the Sellers shall deliver to each Purchaser certificates representing all Bio Companies Shares purchased by such Purchaser under this Agreement, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers, in form and substance satisfactory to Purchasers and endorsed in blank, with requisite stock transfer tax stamps, if any, attached; provided that Cambrex Bio Science Clermont Ferrand SAS shall not deliver certificates representing fifteen thousand (15,000) shares of Genolife do Brazil held by Maria E. Menezes and Jose Carlos Serufo, each of whom is a director of such company (the “Directors Qualifying Shares”). At the Closing, there shall also be delivered to the Company and Lonza America (for itself and as agent for the other Purchasers) the certificates and other instruments to be delivered under Article V.
          (c) After the final determination of the Post-Closing Adjustment Amount in accordance with Section 1.4, the Post-Closing Adjustment Amount, if any, shall be paid as follows:
          (i) if the Final Purchase Price is greater than the Initial Purchase Price, Purchasers shall pay to the Company (for itself and as agent for the other Sellers) the Post-Closing Adjustment Amount, together with any interest earned on such amount; or
          (ii) if the Final Purchase is less than the Initial Purchase Price, the Company (for itself and as agent for the other Sellers) shall pay to Lonza America (for itself and as agent for the other Purchasers) the Post-Closing Adjustment Amount, together with any interest earned on such amount.
          (d) Payment of the Post-Closing Adjustment Amount shall be made as soon as practicable, but in no event more than three (3) business days, following the final determination of the Post-Closing Adjustment Amount by wire transfer of immediately available funds to a single account designated in writing at least three (3) business days prior to such payment by the Company or Purchasers, as the case may be, and shall be accompanied by a payment of interest determined by computing simple interest on the Post-Closing Adjustment Amount from the Closing Date to the date of payment at the rate of interest announced publicly by JPMorgan Chase Bank as its “reference rate” (on the basis of a 365-day year).

          SECTION 1.6 Prepayment of Credit Agreement Indebtedness.
          (a) At least three (3) business days prior to the Anticipated Closing Date or such earlier time as is necessary or appropriate under the Credit Agreement, the Company shall provide (i) the notice required under the terms of the Credit Agreement in order to terminate the commitments of the lenders under the Credit Agreement and prepay on the Closing Date all Indebtedness outstanding under the Credit Agreement and to otherwise discharge in full all obligations of the borrowers thereunder, (ii) written notice to Purchasers of the total amount necessary to pay all Indebtedness outstanding under the Credit Agreement as of the Closing Date and to otherwise discharge in full all obligations of the borrowers thereunder (the “Pay-Off Amount”) and (iii) to Purchasers appropriate payoff letters and forms of Lien releases with respect to all Indebtedness of the Company and the Subsidiaries under the Credit Agreement.
          (b) At the Closing, Purchasers shall pay to the lenders under the Credit Agreement the Pay-Off Amount by wire transfer of immediately available funds and in accordance with wire instructions set forth in the payoff letters referenced in Section 1.6(a) or, if the payoff letters contain no wire instructions, in accordance with wire instructions to be delivered to the Purchasers by the Company in writing at least three (3) business days prior to the Closing Date. The foregoing payment by Purchasers shall be, and for all purposes will be considered as, payment on behalf of the Company and in respect of obligations and liabilities of the Company.
          (c) The Company represents to Purchasers that upon payment of the amounts set forth in this Section 1.6, the Company and the Bio Companies will not be subject to any further obligations or liabilities with respect to the Credit Agreement or the Pay-Off Amount.
          SECTION 1.7 Further Assurances; Post-Closing Cooperation.
          (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.
          (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records, personnel files, payroll files and other data relating to the Bio Companies Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental Authority, (iv) in connection with any actual or threatened Action or Proceeding, including, but not limited to, the Rubin Litigation or (v) the determination of pension or other benefits. In addition, Purchasers agree that, in the event that the Rubin Litigation proceeds to trial, it shall, and shall cause the Bio Companies to, allow the Company and its Representatives reasonable access to employees and personnel of the Bio Companies as necessary for purposes of such litigation and that Purchasers shall, and shall cause the Bio Companies to, make all reasonable efforts to ensure that any employees or personnel of the Bio Companies will appear if called to testify at trial. Further, each party agrees for a period extending seven (7) years after the Closing Date not to destroy or otherwise dispose of any such books, records, personnel files, payroll files and other data unless such party shall first offer in writing to surrender such books, records, personnel files, payroll files and other data to the other party and such other party shall not agree in writing to take possession thereof during the sixty (60) day period after such offer is made. The parties acknowledge and agree that any cooperation and access provided by or on behalf of Purchasers as contemplated in this Section 1.7(b), including but not limited to any cooperation and access provided by Purchasers and their employees and personnel in connection with the Rubin Litigation or any other Company Liability, shall under no circumstances imply that Purchasers, the Bio Companies or their respective Affiliates are assuming or retaining any Liabilities arising out of, resulting from or relating to the Rubin Litigation or such other Company Liability, which Liabilities shall remain obligations of the Company pursuant to the terms of this Agreement.
          (c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Bio Companies Business not referred to in paragraph (b) above, and such information, documents or records are in possession or control of the other party, such other party agrees to use its reasonable best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense.
          (d) Notwithstanding anything to the contrary contained in this Section 1.7, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records relevant or necessary to the prosecution or defense of any such litigation or arbitration shall be subject to applicable rules relating to discovery.
          (e) Any party requesting information pursuant to Section 1.7(b) or (c) shall reimburse the non-requesting party for the reasonable out-of-pocket costs, if any, of creating, gathering, copying and transporting such information. In addition, in the event that employees and personnel of the Bio Companies are requested by the Company and made available to the Company and its Representatives in connection with the Rubin Litigation or any other Action or Proceeding, the Company shall reimburse Purchasers or the applicable Bio Company employer of such employees or personnel for the reasonable out-of-pocket costs of any travel and other expenses incurred in connection with the Company’s request.
          SECTION 1.8 Withholding. Purchasers shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. Purchasers shall provide the Company with a reasonably detailed explanation of the need and basis for any such deduction and withholding of payment at least five (5) business days prior to making such deduction and withholding of payment. If any Purchaser so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been fully paid.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
          The Sellers represent and warrant to Purchasers that, except as set forth in the Bio Companies Disclosure Letter delivered by the Company to Purchasers simultaneously with the execution of this Agreement (the “Bio Companies Disclosure Letter”) (it being understood that any matter set forth in the Bio Companies Disclosure Letter shall not be deemed disclosed with respect to any Section of this Article II to which the matter relates unless the Bio Companies Disclosure Letter identifies the matter with reasonable particularity and describes the relevant facts in reasonable detail, and without limiting the generality of the foregoing, the mere listing of a document or other item shall not be deemed adequate disclosure to any matter unless the representation or warranty pertains to the existence of the document or other item itself):
          SECTION 2.1 Organization and Standing.
          (a) Each Seller is a corporation or other organization duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of any Seller to perform its obligations hereunder or prevent or materially delay consummation of the Bio Companies Transactions.
          (b) Each of the Bio Companies is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Bio Companies is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect. Section 2.1(b) of the Bio Companies Disclosure Letter sets forth a true and complete list of the jurisdiction of incorporation or organization of each Bio Company.
          (c) The Company has previously made available to Purchasers complete and correct copies of the certificate of incorporation and bylaws (or other comparable organizational documents) of each of the Bio Companies, as amended to the date of this Agreement (the “Bio Companies Charter Documents”). None of the Bio Companies is in violation of any provision of its respective certificate of incorporation or bylaws (or other comparable organizational documents).
          (d) The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books and the stock record books for each of the Bio Companies are correct and complete in all material respects.
          SECTION 2.2 Capitalization. (a) The authorized, issued and outstanding capital stock of, or other equity interests in, each of the Bioproducts Companies is as set forth in Section 2.2(a) of the Bio Companies Disclosure Letter. All the outstanding shares of capital stock of, or other equity interests in, each Bio Company are duly authorized, have been validly issued, are fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by one of the Sellers free and clear of all Liens, claims and demands (other than the Directors’ Qualifying Shares). The delivery of certificates at the Closing representing the Bio Companies Shares in the manner provided in Section 1.5 will transfer to Purchasers good and valid title to the Bio Companies Shares (excluding the Bio Companies Shares issued by CBM Intellectual Property), free and clear of all Liens, claims and demands other than those created by Purchasers.
          (a) There are no outstanding or authorized options, warrants, purchaser rights or other contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sale, transfer, issuance or other disposition of, or the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or anti-dilutive right with respect to, any shares of capital stock of, or other equity interests in, any of the Bio Companies. There are no outstanding or authorized bonds, debentures, notes or other Indebtedness of any of the Bio Companies having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of any of the Bio Companies may vote. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Bio Companies.
          SECTION 2.3 Authority; Noncontravention; Voting Requirements.
          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Authorization, to perform its obligations hereunder, and Sellers have all necessary corporate power and authority, subject in the case of the Company to obtaining the Company Stockholder Authorization, to consummate the Bio Companies Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by Sellers of the Bio Companies Transactions, have been duly authorized and approved by the board of directors of Sellers and by each of the stockholders of the Bio Companies Sellers, and except for obtaining the Company Stockholder Authorization, no other corporate action on the part of Sellers is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by Sellers of the Bio Companies Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Purchasers, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).
          (b) The Company Board, at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the Bio Companies Transactions and directed that this Agreement and the Bio Companies Transactions be submitted to the holders of shares of Company Common Stock for their authorization, and (ii) resolved, subject to Section 4.2, to recommend that the holders of Company Common Stock authorize this Agreement and the Bio Companies Transactions.
          (c) Neither the execution and delivery of this Agreement by the Company nor the consummation by Sellers of the Bio Companies Transactions, nor compliance by Sellers with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws (or other comparable organization documents) of any Seller, (ii) assuming that the authorizations, consents and approvals referred to in Section 2.4 and the Company Stockholder Authorization are obtained and the filings referred to in Section 2.4 are made, (x) violate any Law, judgment, writ, injunction or other restriction of any Governmental Authority applicable to the Company or any of its Subsidiaries or (y) conflict with, result in a breach of, violate, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, or (iii) result in the imposition or creation of a Lien upon or with respect to the Bio Companies Shares, except, in the case of clause (ii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect or to impair in any material respect the ability of Sellers to perform their obligations hereunder or prevent or materially delay consummation of the Bio Companies Transactions.
          (d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock in favor of authorizing this Agreement and the Bio Companies Transactions is the only vote or approval of the holders of any class or series of capital stock of the Company which is necessary to authorize this Agreement and the Bio Companies Transactions (the “Company Stockholder Authorization”).
          SECTION 2.4 Governmental Approvals. Except for (i) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Proxy Statement in definitive form, and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the New York Stock Exchange (“NYSE”), (ii) filings required under, and compliance with other applicable requirements of, the HSR Act and (iii) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), no notices, consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by Sellers of the Bio Companies Transactions, other than such notices, consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect or to impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Bio Companies Transactions.
          SECTION 2.5 Financial Statements; Undisclosed Liabilities; Company SEC Documents.
          (a) Prior to the execution of this Agreement, the Company has made available to Purchasers true and complete copies of (i) the audited combined balance sheets of the Bioproducts Companies as of December 31, 2004 and December 31, 2005, and the related audited combined statements of income, changes in invested equity and comprehensive income, and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by PricewaterhouseCoopers LLP, (ii) the unaudited combined balance sheets of the Biopharma Companies as of December 31, 2004 and December 31, 2005, and the related unaudited combined statements of income for each of the fiscal years then ended, (iii) the unaudited combined balance sheets of the Bioproducts Companies as of August 31, 2006, and the related unaudited combined statements of income for the eight-month period then ended, and (iv) the unaudited combined balance sheets of the Biopharma Companies as of August 31, 2006, and the related unaudited combined statements of income for the eight-month period then ended. Except as set forth in the notes thereto and as disclosed in Section 2.5 of the Bio Companies Disclosure Letter, the financial statements identified in clause (i) above were prepared in accordance with all applicable requirements of Rule 3-05 of Regulation S-X promulgated by the SEC, the financial statements identified in clause (ii) above were prepared on a basis consistent with the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2005 included in the Company SEC Documents (as defined in paragraph (c) below), and the unaudited interim financial statements identified in clauses (iii) and (iv) above were prepared on a basis consistent with the methodology used by the Company in the preparation of its internal monthly financial statements in the ordinary course and are subject to normal year-end adjustments (which will not be material, individually or in the aggregate, in kind or amount). The books and records of the Company and the Bio Companies have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and are in all material respects correct and complete, and all of the financial statements described in this paragraph (a) above are consistent in all material respects with such books and records.
          (b) None of the Bio Companies has any Liabilities or obligations of whatever kind or nature, except Liabilities (i) reflected or reserved against on the combined balance sheet of the Bioproducts Companies as of December 31, 2005 (the “Balance Sheet Date”) included in the financial statements referred to in clause (i) of paragraph (a) above (including the notes thereto, the “Bioproducts Balance Sheet”) or on the combined balance sheet of the Biopharma Companies as of the Balance Sheet Date included in the financial statements referred to in clause (ii) of paragraph (a) above (including the notes thereto, the “Biopharma Balance Sheet”), as applicable, (ii) Liabilities and obligations in existence as of the Balance Sheet Date not required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, (iii) incurred after the Balance Sheet Date in the ordinary course of business, (iv) incurred under this Agreement or otherwise in connection with the Bio Companies Transactions and expressly contemplated by this Agreement to remain outstanding following the closing or (v) as would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect.
          (c) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2004 (collectively, including without limitation the financial statements and related schedules included therein, and as such forms, reports and documents shall have been amended or supplemented from time to time, the “Company SEC Documents”). As of their respective SEC filing dates, and insofar as they related to the Bio Companies Business or the Bio Companies, the Company SEC Documents and any such reports, forms and other documents filed by the Company with the SEC after the date of this Agreement, including all financial statements included or incorporated by reference in the Company SEC Documents or in reports, forms and other documents filed by the Company with the SEC after the date of this Agreement (in each case insofar as they related or relate to the Bio Companies Business or the Bio Companies), (i) complied or will comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and (ii) did not, or will not, contain any untrue statement of a material fact with respect to the Bio Companies Business or the Bio Companies or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Bio Company is required to file any report, form or other document with the SEC.
          SECTION 2.6 Absence of Certain Changes. Since the Balance Sheet Date, (a) the Bio Companies Business has been carried on and operated in all material respects in the ordinary course of business, (b) there have not been any events, changes or occurrences that have had or are reasonably expected to have a Bio Companies Material Adverse Effect and (c) no action, event, occurrence or transaction has taken place that would have been prohibited by Section 4.1(a) without the consent of Lonza America (on behalf of itself and as agent for the other Purchasers) if this Agreement had been in effect at the time thereof.
          SECTION 2.7 Legal Proceedings. Section 2.7 of the Bio Companies Disclosure Letter sets forth each instance in which (a) any of the Sellers or Bio Companies or their respective properties or assets (i) is a party or, to the Knowledge of any of the Sellers, is threatened to be made a party to any Action or Proceeding or (ii) is subject to any outstanding injunction, judgment, order, decree, ruling or charge by or before any Governmental Authority, with each such Section of the Bio Companies Disclosure Letter separately indicating which instances apply to the Sellers and the Sellers’ properties and which apply to the Bio Companies and the Bio Companies’ properties. None of the matters set forth under Section 2.7 of the Bio Companies Disclosure Letter would reasonably be expected to have a Bio Companies Material Adverse Effect or prevent or materially delay consummation of the Bio Companies Transactions. None of the Sellers has any reason to believe that any such Action of Proceeding may be brought or threatened against the Company or any of its Subsidiaries or that there is any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any such Action or Proceeding, that in any such case would reasonably be expected to have a Bio Companies Material Adverse Effect or prevent or materially delay consummation of the Bio Companies Transactions.
          SECTION 2.8 Compliance With Laws; Permits; Food and Drug Laws; Quality.
          (a) The Bio Companies have been and remain in material compliance with all applicable Laws, and no Action or Proceeding, claim, demand or notice has been filed, commenced or, to the Knowledge of the Sellers, threatened against any Bio Company alleging any failure to so comply.
          (b) The Bio Companies own all Permits necessary for the lawful conduct of the Bio Companies Business and all such Permits are valid and in full force and effect, except where the failure to hold the same or of the same to be valid and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect. The Bio Companies are in material compliance with the terms of all such Permits. Except as set forth in Section 2.8 of the Bio Companies Disclosure Letter, no Permit required to be obtained or maintained by the Sellers (with respect to the Bio Companies Business) or any Bio Company has ever been suspended or terminated.
          (c) All facilities operated by the Bio Companies in connection with the operation of the Bio Companies Business have been operated and remain in material compliance with the Federal Food Drug and Cosmetic Act and regulations and guidelines thereunder and the regulations of the FDA, the USDA and other regulatory agencies in the United States and all other jurisdictions, in each case to the extent applicable, including without limitation current Good Manufacturing Practices and current Good Laboratory Practices of the FDA or laid down in the Member States of the European Economic Area, and all similar Laws applicable to the operation of the Bio Companies Business (collectively, “Food and Drug Laws”). Additionally, all products of the Bio Companies currently in the marketplace, including those related to investigational use, pre-market clearance and applications or abbreviated applications, (i) have been, and in-process products of the Bio Companies will be, prior to the Closing Date, manufactured, packaged, labeled, stored and shipped materially in accordance with all applicable Food and Drug Laws; (ii) are not, and in-process products of the Bio Companies will not be, prior to the Closing Date, materially adulterated or misbranded within the meaning of any applicable Food and Drug Law; and (iii) are not, and in-process products of the Bio Companies will not be, prior to the Closing Date, articles which may not be introduced into interstate commerce under the provisions of any applicable Food and Drug Law. Additionally, all techniques, processes and clinical trials used, supervised or conducted by the Bio Companies, and, to the Knowledge of the Sellers, by the Bio Companies’ third party vendors and independent contractors, for the manufacturing or processing of products for use have been and remain in material compliance with all Food and Drug Laws. The Bio Companies have consistently and in all material respects followed their ISO 9002 quality systems to the extent applicable and all applicable Food and Drug Laws, including those Food and Drug Laws applicable to manufacturing, processing, operations, animal housing, animal care and husbandry, and the extraction of human cells, tissue cells and other substances.
          (d) None of the Bio Companies has received any warning letter, notice of violation or other correspondence or communication from the FDA or any other Governmental Authority stating or suggesting that any of the Bio Companies (i) violated any Food and Drug Laws in any material respect or (ii) will be required to suspend or discontinue any portion of the Bio Companies Business. To the Knowledge of the Sellers, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, Action or Proceeding with respect to a recall, suspension or discontinuance of the Bio Companies’ manufacture or sale of any products or the performance of any services or the suspension or discontinuance of any other material portion of the Bio Companies Business.
          (e) Neither the Company nor any of the Bio Companies has been debarred by the FDA under 21 U.S.C. § 335a (1999). To the Knowledge of the Sellers, none of the Sellers (with respect to the Bio Companies Business) or Bio Companies uses or has used the services of any Person who at the time that the services were rendered was debarred by the FDA under 21 U.S.C. § 335a (1999).
          (f) To the Knowledge of the Sellers, no director, officer or employee of any of the Bio Companies has ever been convicted of a felony under any Law for conduct relating to the development, testing or approval of any drug product or device, including, without limitation, the preparation or submission of a new drug application, abbreviated new drug application, device 510(k) notification, device premarket approval application or biologics license application and, in the European Economic Area, the preparation or submission of an application for marketing authorization.
          SECTION 2.9 Proxy Statement. Subject to the accuracy of the representations and warranties of Purchasers set forth in Section 3.4, the Proxy Statement, and any amendments or supplements thereto, will not, on the date it is first mailed to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the Company Stockholders Meeting which shall have become false or misleading in any material respect. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Purchasers for inclusion or incorporation by reference in the Proxy Statement.

          SECTION 2.10 Tax Matters.
          (a) Each of the Bio Companies has timely filed, or there has been timely filed on their behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed with respect thereto, and all such filed Tax Returns are true, correct and complete in all material respects; (ii) all Taxes shown to be due on such Tax Returns have been timely paid; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against any of the Bio Companies which have not been fully paid or adequately reserved in the Bioproducts Balance Sheet or Biopharma Balance Sheet; (iv) no Bio Company has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, and (v) no audit or other Action or Proceeding is pending (or to the Knowledge of the Sellers threatened) with any Governmental Authority with respect to Taxes of any of the Bio Companies, and no written notice thereof has been received.
          (b) Since the Balance Sheet Date, none of the Bio Companies has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
          (c) None of the Bio Companies is a party to any Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that is not deductible under sections 162(m) or 280G of the Code.
          (d) None of the Bio Companies is a party to or bound by any Tax allocation or sharing agreement (other than any such agreement between or among the Company, its Subsidiaries and the Bio Companies).
          (e) None of the Bio Companies (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than any such group the common parent of which is the Company) or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries or any other Bio Company) under United States Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.
          (f) There are no Liens for Taxes upon any material property or other material assets of any of the Bio Companies, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings.
          (g) All Taxes required to be withheld, collected or deposited by or with respect to any of the Bio Companies have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Tax Authority or other Governmental Authority, except for such failure to do any of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect.
          (h) The Bio Companies will not be required to include any amount in income in a post-Closing Tax period as a result of any adjustment to income under Code section 481 or any similar provision of state, local or foreign Law in connection with a change in accounting method made in a taxable year for which Tax Returns have been filed prior to the date hereof.
          (i) In the past five (5) years, none of the Bio Companies has been a party to a transaction that has been reported as a reorganization within the meaning of Code section 368, or distributed as a corporation (or been distributed) in a transaction that is reported to qualify under Code section 355.
          (j) Since January 1, 2003, no written claim has been made by a Tax Authority in a jurisdiction where a Bio Company does not file a Tax Return asserting that such Bio Company is subject to Tax in that jurisdiction. No Bio Company that is organized under the Laws of the United States or any State therein has, or has had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign Law and any applicable Tax treaty or convention between the United States and such foreign country.
          (k) No Bio Company has been a party to a “reportable transaction” as such term is defined in Treasury Regulations section 1.6011-4(b)(1) or to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulation §1.6011-4(b)(2).
          (l) Each of the Company and its Subsidiaries, including each Bio Company, has fully performed any and all of its obligations under Code section 965 and that certain “domestic reinvestment plan” adopted by the Company pursuant thereto to the extent such actions were required to be performed prior to the date hereof. Any further actions that are required of the Company or any of its Subsidiaries (including each Bio Company) after the date hereof in order to ensure that the Tax benefits of Code section 965 will be derived as contemplated in such “domestic reinvestment plan” will be performed when required.
          (m) For purposes of this Agreement: (i) “Taxes” shall mean (x) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments or similar charges, (y) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (x), and (z) any liability in respect of any items described in clauses (x) and/or (y) payable by reason of Contract, assumption, transferee liability, being party to any agreement or any express or implied obligation to indemnify any other Person, operation of Law, Treasury Regulation §1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group for federal, state, local or foreign Tax purposes, and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (n) This Section 2.10 contains the sole and exclusive representations and warranties of the Sellers with respect to Tax matters.
          SECTION 2.11 Employee Benefits and Labor Matters.
          (a) Section 2.11(a) of the Bio Companies Disclosure Letter lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other material employee benefit plan, program, policy, contract, arrangement or agreement, including, but not limited to, any material retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or fringe benefit arrangement that is maintained or sponsored by any Bio Company, to which any Bio Company contributes or is required to contribute, in which any current or former employee of any Bio Company participates or is eligible to participate or with respect to which any Bio Company has any Liability, but excluding, in each case, any plan, program or arrangement required to be maintained or contributed to by applicable Law or by national labor agreement (each, a “Bio Companies Plan”). The Company has made available to Purchasers correct and complete copies of (i) each Bio Companies Plan (or, in the case of any such Bio Companies Plan that is unwritten, descriptions thereof) that will be sponsored by any Bio Company after Closing in accordance with the provisions of Article VII (the “Assumed Bio Companies Plans”), (ii) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Assumed Bio Companies Plan (if any such report was required), (iii) the most recent summary plan description for each Assumed Bio Companies Plan for which such summary plan description is required and (iv) each material trust agreement and insurance or group annuity Contract relating to any Assumed Bio Companies Plan. Each Bio Companies Plan maintained by the Company or any of its Subsidiaries has been administered in accordance with its terms other than instances of non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect. The Bio Companies and each corporation, trade or business which, together with any Bio Company, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code (each, an “ERISA Affiliate”) (in each case, in connection with the Assumed Bio Companies Plans) and all the Assumed Bio Companies Plans are all in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, except for any instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect, and no notice has been issued by any Governmental Authority questioning or challenging such compliance. All Bio Companies Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be Tax qualified under section 401(a) of the Code and exempt from Tax under section 501(a) of the Code have received a favorable opinion or determination letter from the IRS and all amendments to any such plan for which the remedial amendment period (within the meaning of section 401(b) of the Code and applicable regulations) has expired are covered by a favorable determination or opinion letter from the IRS. The Company has made available to Purchasers a correct and complete copy of the most recent opinion or determination letter received with respect to each Assumed Bio Companies Plan, as well as a correct and complete copy of each pending application for an opinion or a determination letter, if any. No Assumed Bio Companies Plan is subject to Title IV of ERISA, a multiemployer plan, as defined in Section 3(37) of ERISA, or an “employee benefit plan” subject to Sections 4063 or 4064 of ERISA.
          (b) Each of the Bio Companies is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, except for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect. None of the Bio Companies is a party to a collective bargaining agreement and no labor union has been certified to represent any employee of the Bio Companies or any of the Bio Companies or, to the Knowledge of the Sellers, has applied to represent or is attempting to organize so as to represent such employees.
          (c) Section 2.11(c) of the Bio Companies Disclosure Letter lists each (i) severance or employment agreement with directors, officers or employees of or consultants to any of the Bio Companies; (ii) severance program or policy with or relating to employees of the Bio Companies; and (iii) plan, program, agreement or other arrangement of, with or relating to any directors, officers, employees or consultants of the Bio Companies which contain change-in-control, retention or comparable provisions.
          (d) There have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Assumed Bio Companies Plan and no Bio Company nor any of their respective ERISA Affiliates has engaged in any prohibited transaction, in each case, that would reasonably be expected to have a Bio Companies Material Adverse Effect.
          (e) There have been no acts or omissions by any Bio Company or any of their respective ERISA Affiliates which have given rise to or may give rise to interest, fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code that would reasonably be expected to have a Bio Companies Material Adverse Effect.
          (f) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Sellers, threatened involving any Assumed Bio Companies Plan or the assets thereof, and no facts exist which could reasonably be expected to give rise to any such action, suit or claim, that would reasonably be expected to have a Bio Companies Material Adverse Effect.
          (g) With respect to any Bio Companies Plan that is subject to Title IV of ERISA, none of the following has occurred that would reasonably be expeted to have a Bio Companies Material Adverse Effect: (i) a reportable event (as described in section 4043 of ERISA); (ii) steps taken to terminate any such plan; (iii) a withdrawal (within the meaning of section 4063 of ERISA) of a “substantial employer” (as defined in section 4001(a)(2) of ERISA); or (iv) notice received from the Pension Benefits Guaranty Corporation indicating that it would seek to terminate, or appoint, a trustee to administer any such plan.
          (h) None of the Bio Companies or any Subsidiary of any Bio Company has any Liability for providing, under any Assumed Bio Companies Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state Law or comparable foreign regulations.
          (i) Section 2.11(i) of the Bio Companies Disclosure Letter lists each director and executive officer of each of the Bio Companies. Except as otherwise set forth in Section 2.11(i) of the Bio Companies Disclosure Letter, none of these executive officers has given written notice of his or her intention to leave his or her position, office or employment on or prior to the Closing.
          SECTION 2.12 Contracts.
          (a) Section 2.12(a) of the Bio Companies Disclosure Letter sets forth a correct and complete list as of the date of this Agreement, and the Company has made available to Purchasers and their Representatives correct and complete copies of all Contracts (including all material amendments, modifications, extensions or renewals with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with the terms of each such Contract or with applicable Laws governing the sharing of information) to which any of the Bio Companies is a party (collectively, the “Bio Companies Contracts”):
          (i) with distributors, dealers, manufacturer’s representatives or sales agencies, the performance of which will involve the payment or potential payment, pursuant to the terms of any such Contract, by or to any Bio Company of more than US $200,000 annually;
          (ii) that contain a covenant restricting the ability of any of the Bio Companies to compete in any business or with any Person or in any geographic area;
          (iii) with any Subsidiary or Affiliate of the Company (other than any of the Bio Companies and other than employment or compensation-related Contracts);
          (iv) which primarily relate to (A) the granting to any of the Bio Companies of any IP License in or to any Bio Companies Intellectual Property owned by a third party which is material to the Bio Companies Business, or (B) the granting by any of the Bio Companies of any IP License to a third party (including another Bio Company) in or to any Bio Companies Intellectual Property which is material to the Bio Companies Business, in each of clause (A) and (B) above, excluding “click-wrap” or “shrink-wrap” agreements, agreements contained in or pertaining to “off-the-shelf” Software, or the terms of use or service for any web site;
          (v) relating to any material joint venture, partnership or other similar arrangement involving co-investment with a third party;
          (vi) with a Governmental Authority (other than ordinary course Contracts with Governmental Authorities as a customer) which imposes any material obligation or restriction on any of the Bio Companies;

          (vii) pursuant to which any indebtedness for borrowed money of any of the Bio Companies is outstanding or may be incurred (other than indebtedness between Bio Companies) or pursuant to which any of the Bio Companies has guaranteed any indebtedness for borrowed money of any other Person (other than one of the Bio Companies) or under which any of the Bio Companies have imposed a Lien on any of its assets, tangible or intangible (other than trade payables arising in the ordinary course of business);
          (viii) relating to (A) the future disposition or acquisition of any assets or properties individually or in the aggregate material to the Bio Companies Business, other than dispositions or acquisitions in the ordinary course of business, and (B) any merger or other business combination;
          (ix) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to any Bio Company of more than US $300,000 annually and (B) cannot be terminated within ninety (90) days after giving notice of termination without resulting in any material cost or penalty to any Bio Company (other than Bio Companies Plans and leases listed in Section 2.16 of the Bio Companies Disclosure Letter);
          (x) relating to any collective bargaining agreement, excluding any plan, program or arrangement required to be maintained or contributed to by applicable Law or by national labor agreements;
          (xi) providing for the employment of any individual on a full-time, part-time, consulting or other basis providing annual base salary in excess of US $100,000 or providing severance benefits;
          (xii) under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);
          (xiii) providing for any settlement, conciliation or similar agreement, the performance of which will involve payment after the Balance Sheet Date of consideration in excess of US $100,000;
          (xiv) providing for any advancement or loan to any directors, officers or employees of any of the Bio Companies; or
          (xv) providing for any advancement or loan to any other Person of amounts in the aggregate exceeding US $50,000, other than intercompany advancements or loans.
          (b) Each Bio Companies Contract is valid and binding on any Seller and Bio Company which is party thereto and, to the Knowledge of the Sellers, each other party thereto, and is enforceable and in full force and effect. Each Bio Companies Contract will continue to be valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the Bio Companies Transactions. The applicable Seller or Bio Company has performed all obligations required to be performed by it prior to the date hereof under each Bio Companies Contract and, to the Knowledge of the Sellers, each other party to each Bio Companies Contract has performed all material obligations required to be performed by it prior to the date hereof under such Bio Companies Contract. No Seller or Bio Company and, to the Knowledge of the Sellers, no other party is in breach or default under any Bio Companies Contract, and, to the Knowledge of the Sellers, no event has occurred that constitutes or, with notice or lapse of time, would constitute, a breach or default or permit any party to terminate, modify or accelerate any provisions of a Bio Companies Contract.
          SECTION 2.13 Environmental Matters.
          (a) The Bio Companies have, for the five (5) years prior to the date of this Agreement, complied and are in compliance with all Environmental Laws, except for any non-compliance that (i) has been responded to and corrected (including the payment of any fines and penalties with respect thereto), or (ii) would not reasonably be expected to have a Bio Companies Material Adverse Effect;
          (b) Without limiting the generality of paragraph (a), the Bio Companies have obtained, currently maintain and are in material compliance with all Permits required pursuant to all Environmental Laws for the occupation of their currently leased or owned real estate and/or the current operation of the Bio Companies Business;
          (c) The Bio Companies have not received any written claim, complaint, Lien, notice, or Order in the five (5) years prior to the date of this Agreement, and no Action or Proceeding is pending, regarding any actual or alleged violation of, or Liability under, any Environmental Law or any Liability related to Environmental Conditions;
          (d) To the Knowledge of the Sellers and except for matters set forth in Section 2.13(d) of the Bio Companies Disclosure Letter, there has been no Release or Threat of Release of Hazardous Materials at, onto, under or migrating to or from any properties currently or previously owned, operated, occupied or leased by the Bio Companies, or, at any location to which any of the Bio Companies have sent, transported or arranged for the transportation, treatment or disposal of a Hazardous Material, which Release would reasonably be expected to have a Bio Companies Material Adverse Effect;
          (e) To the Knowledge of the Sellers and except for matters set forth in Section 2.13(e) of the Bio Companies Disclosure Letter, (i) the Bio Companies have not, in the five (5) year period prior to the date of this Agreement, received any letter or written request for information under Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or comparable state Laws, and (ii) none of the operations of the Bio Companies are the subject of any investigation by a governmental body evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Material at any location currently or previously owned, operated, occupied or leased by the Bio Companies or any locations to which either of the Bio Companies have sent, transported, or arranged for the transportation, treatment or disposal of, any Hazardous Material;

          (f) To the Knowledge of the Sellers, none of the following exists at any location currently owned, operated, occupied or leased by the Bio Companies: (i) regulated Hazardous Materials underground storage tanks; (ii) asbestos-containing material in a friable or damaged condition; (iii) materials or equipment containing regulated levels polychlorinated biphenyls; or (iv) regulated landfills, surface impoundments, or disposal areas, in each case above, where the presence of any of the foregoing is not in material compliance with Environmental Laws or would reasonably be expected to have a Bio Companies Material Adverse Effect;
          (g) None of the Bio Companies has treated, stored, disposed of, arranged for or permitted the treatment, transportation or disposal of, transported, handled, manufactured, distributed, or released any Hazardous Material, or owned, operated, occupied or leased any property or facility (and no such property or facility is contaminated by any Hazardous Material) in a manner that would reasonably be expected to have a Bio Companies Material Adverse Effect, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resource damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA), the Solid Waste Disposal Act, as amended, the Clean Water Act, or any other Environmental Law, the common law or civil law;
          (h) Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any material obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or other third parties, pursuant to any “transaction triggered” or “responsible party transfer” Environmental Law;
          (i) The Bio Companies are not currently subject to any contractually assumed material Liability of any other Person or entity arising under Environmental Laws, including without limitation any material obligation for corrective or remedial action relating to the Environmental Condition of any property pursuant to any Environmental Law;
          (j) The Bio Companies have furnished to Purchasers all non-privileged environmental audits and reports in their possession, custody or control; the possession, custody or control of their Subsidiaries; or the possession, custody or control of the Sellers, prepared within the five (5) years prior to the date of this Agreement and relating to the Bio Companies’ previously or currently owned, operated, occupied or leased properties, facilities or operations; and
          (k) The Bio Companies, during the five (5) years prior to the date of this Agreement, have not entered into any written consent decree or other written agreement in settlement of any alleged violation of or Liability under any applicable Environmental Law, under which decree or agreement any of the Bio Companies has any unfulfilled material obligations.
          (l) To the Knowledge of the Sellers, except as set forth on Section 2.13(l) of the Bio Companies Disclosure Letter or in the forecasts of capital expenditures set forth in Section 4.1 of the Bio Companies Disclosure Letter, there are no material capital expenditures planned or reasonably foreseeable to maintain compliance with Environmental Laws or Permits.

          This Section 2.13 contains the sole and exclusive representations and warranties of Sellers with respect to any environmental matters, including without limitation any arising under any Environmental Laws.
          SECTION 2.14 Intellectual Property.
          (a) As used herein: (i) “Intellectual Property” means all U.S. and foreign (A) trademarks, service marks, trade names, Internet domain names, designs, logos and slogans, together with goodwill, registrations and applications relating to the foregoing (“Trademarks”), (B) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof, any counterparts claiming priority therefrom and like statutory rights (“Patents”), (C) registered and unregistered copyrights (including those in Software) and registrations and applications to register the same (“Copyrights”), (D) confidential technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (“Trade Secrets”) and (E) databases and compilations, including any and all electronic data and electronic collections of data; (ii) “IP Licenses” means any license or sublicense rights in or to any Intellectual Property, (iii) “Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, and all documentation, including user manuals and training materials, related to any of the foregoing; and (iv) “Bio Companies Intellectual Property” means the Intellectual Property, IP Licenses and Software owned by the Bio Companies, or held for use or used in the Bio Companies Business in their business as currently conducted.
          (b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Bio Companies Material Adverse Effect, the Bio Companies own or possess licenses or other legal rights to use, sell or license all Bio Companies Intellectual Property that are appropriate for their business as currently conducted.
          (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect, all Trademark registrations and applications for registration, Patents issued or pending and Copyright registrations and applications for registration included in the Bio Companies Intellectual Property are valid and subsisting, in full force and effect and have not lapsed, expired or been abandoned (subject to the vulnerability of a registration for Trademarks to cancellation for lack of use), and, to the Knowledge of the Sellers, are not the subject of any opposition filed with the United States Patent and Trademark Office or any other Intellectual Property registry.
          (d) Except as set forth in Section 2.14(d) of the Bio Companies Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to result in a Bio Companies Material Adverse Effect:
          (i) the Bio Companies are the sole and exclusive owners of the entire right, title and interest in and to the Bio Companies Intellectual Property except as is set forth in the Bio Companies Disclosure Letter;

          (ii) no claim has been made or, to the Knowledge of the Sellers, threatened against the Bio Companies or their licensees that the ownership or use of the Bio Companies Intellectual Property conflicts with, infringes, misappropriates, dilutes or otherwise violates any of the rights of any third party;
          (iii) the Bio Companies have taken all commercially reasonable steps to safeguard their Trade Secrets and to the Knowledge of the Sellers (x) none of the Trade Secrets has been used, divulged, disclosed or appropriated for the benefit of any other Person; (y) no employee, independent contractor or agent of any of the Bio Companies has misappropriated any Trade Secrets in the course of the performance of his or her duties as an employee, independent contractor or agent of any of the Bio Companies; and (z) no employee, independent contractor or agent of any of the Bio Companies is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Bio Companies Intellectual Property;
          (iv) the Bio Companies have made all filings necessary in their reasonable business judgment to protect their interest in the Bio Companies Intellectual Property, and, to the Knowledge of the Sellers, have used proper statutory notice as necessary in connection with their use of any Patent, Trademark and Copyright included in the Bio Companies Intellectual Property;
          (v) The Bio Companies are not in default in any material respect under the terms of any IP Licenses included in the Bio Companies Intellectual Property;
          (vi) to the Knowledge of the Sellers, the conduct of the Bio Companies Business does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party;
          (vii) to the Knowledge of the Sellers, no third party is infringing, misappropriating, diluting or violating any Bio Companies Intellectual Property that is owned by any of the Bio Companies;
          (viii) no settlement agreements, consents, orders, forbearances or covenants not to sue, non-assertion assurances, releases or similar obligations to which any of the Bio Companies is a party limit or restrict any rights of any of the Bio Companies in and to any Bio Companies Intellectual Property that is owned or, to the Knowledge of the Sellers, used by any of the Bio Companies;
          (ix) the Bio Companies have not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of any Intellectual Property, including for purposes of granting a security interest in respect of any Intellectual Property that has not been terminated or released; and
          (x) the consummation of the Bio Companies Transactions will not result in the loss or impairment of any rights of any of the Bio Companies to own or use any of the Bio Companies Intellectual Property or obligate any of the Bio Companies to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by them absent the consummation of the Bio Companies Transactions.
          SECTION 2.15 Insurance. Section 2.15 of the Bio Companies Disclosure Letter sets forth a list of all the insurance policies currently in effect that insure the business, operations or employees of the Bio Companies Business or affect or relate to the ownership, use or operation of any of the assets and properties of any of the Bio Companies and that (i) have been issued to any of the Bio Companies or (ii) have been issued to any Person (other than any of the Bio Companies) for the benefit of any of the Bio Companies and the Company has made available to Purchasers true, correct and complete copies of such policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect, each policy referred to in clause (i) above is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination in respect of any such policy or is in default thereunder.
          SECTION 2.16 Real Property.
          (a) Section 2.16(a) of the Bio Companies Disclosure Letter contains a true and correct list of (i) each parcel of real property owned by any of the Bio Companies which is individually or in the aggregate with other owned or leased parcels material to the Bio Companies Business (the “Owned Real Property”), (ii) each parcel of real property leased by any of the Bio Companies (as lessor or lessee) which is individually or in the aggregate with other owned or leased parcels material to the Bio Companies Business (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”), and (iii) all Liens (other than Permitted Liens) relating to or affecting any Owned Real Property.
          (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect, the applicable Bio Company has good title to each parcel of Owned Real Property. The applicable Bio Company is in possession of each parcel of Real Property, together with all buildings, structures, facilities, fixtures and other improvements thereon.
          (c) The Company has delivered to Purchasers a true and complete copy of each lease document for the leases with respect to the Leased Real Property and in the case of any oral lease, a written summary of the material terms of such lease. Except as set forth in Section 2.16(a) of the Bio Companies Disclosure Letter, with respect to each of such leases:
          (i) such lease is legal, valid, binding, enforceable and in full force and effect;
          (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such lease, will not result in a breach of or default under such lease and will not otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing;

          (iii) the applicable Bio Company’s possession and quiet enjoyment of the Leased Real Property under such lease has not been disturbed and there are no disputes with respect to such lease;
          (iv) except as would not individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect, none of the Bio Companies, nor any other party to the lease, is in breach of or default under such lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease;
          (v) no security deposit or portion thereof deposited with respect to such lease has been applied in respect of a breach of or default under such lease that has not been redeposited in full;
          (vi) none of the Bio Companies owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such lease;
          (vii) the other party to such lease is not an Affiliate of, and otherwise does not have any economic interest in, the Bio Companies;
          (viii) none of the Bio Companies has collaterally assigned or granted any other Lien (other than Permitted Liens) in such lease or any interest therein; and
          (ix) there are no Liens (other than Permitted Liens) on the estate or interest created by such lease.
          (d) Except for such failures to be in such condition as would not, individually or in the aggregate, reasonably be expected to have a Bio Companies Material Adverse Effect, the improvements on the Owned Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are currently being used, are sufficient in all material respects for the operation of the Bio Companies Business as currently conducted and, to the Knowledge of the Sellers, there are no (x) structural deficiencies or latent defects affecting any of such improvements thereon that would, individually or in the aggregate, interfere in any material respect with the use of such improvements in the operation of the Bio Companies Business as currently conducted thereon and (y) condemnation or appropriation proceedings pending or threatened against any Owned Real Property or the improvements thereon.
          (e) There is no injunction, decree, order, writ or judgment outstanding, or any Action or Proceeding pending or, to the Knowledge of the Sellers, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the Bio Companies Business as currently conducted thereon, and such Real Property is in compliance in all material respects with all applicable building, zoning, subdivision, health and safety and other land use Laws, and all insurance requirements affecting the Real Property and the current use and occupancy of the Real Property and operation of the Bio Companies Business thereon do not violate any such Laws in any material respect.

          (f) All material certificates of occupancy, permits, licenses, franchises, approvals and authorizations of all Governmental Authorities, associations or any other entity having jurisdiction over the Real Property that are required to use or occupy the Real Property or operate the Bio Companies Business as currently conducted thereon have been issued and are in full force and effect.
          SECTION 2.17 Tangible Personal Property. The Bio Companies are in possession of and have good title to, or have valid leasehold interests in or valid rights under contract to use all tangible personal property (a) used in and individually or in the aggregate with other such property material to the Bioproducts Business and the Biopharma Business, as the case may be, (b) located on the premises of the Bio Companies, (c) shown on the Bioproducts Balance Sheet and Biopharma Balance Sheet (unless disposed of in the ordinary course of business since the Balance Sheet Date) or (d) acquired in the ordinary course of business after the date of the Bioproducts Balance Sheet or Biopharma Balance Sheet, as the case may be. All such tangible personal property is free and clear of all Liens, other than Permitted Liens, and is in good working order and condition, ordinary wear and tear excepted.
          SECTION 2.18 Sufficiency of Assets. Except as set forth on Section 2.18 of the Bio Companies Disclosure Letter and except for the services to be rendered pursuant to the Transition Services Agreement, (a) the assets, rights, properties and interests owned, leased or licensed by the Bio Companies reflected in the Bioproducts Balance Sheet and the Biopharma Balance Sheet or acquired, leased or licensed by any of the Bio Companies since the Balance Sheet Date, taken as a whole, constitute all of the assets, rights, properties and interests necessary for Purchasers to conduct the Bio Companies Business immediately following the Closing Date in all material respects in the ordinary course of the Bio Companies Business as currently conducted, (b) the Bio Companies exclusively own, lease or license all assets and properties reflected in the Biopharma Balance Sheet and Bioproducts Balance Sheet (with such additions or deletions thereto since the Balance Sheet Date as shall have occurred in the ordinary course of business or as otherwise permitted by this Agreement), and (c) immediately after the Closing, none of Sellers, its Subsidiaries or its Affiliates will have any rights, title or interest in or to the properties, assets or rights of the Bio Companies.
          SECTION 2.19 Affiliate Transactions. Except as disclosed in Section 2.19 of the Bio Companies Disclosure Letter, (a) neither the Company nor any of its Affiliates (other than any of the Bio Companies) provides or causes to be provided any raw materials, manufactured materials or other products or services used in the Bio Companies Business, (b) the Bio Companies Business does not sell any products or provide any services to the Company or any of its Affiliates (other than any of the Bio Companies), (c) neither the Company nor any of its Affiliates (other than any of the Bio Companies), their directors, officers or employees has been involved in any business arrangement or relationship with the Bio Companies within the past 12 months, and (d) no officer, director or employee of the Company or any of its Subsidiaries or, to the Knowledge of the Sellers, any entity in which any such individual owns any beneficial interest, is a party to any arrangement (other than ordinary course employment arrangements) or Contract with, or has any ownership interest in or with respect to, any of the Bio Companies or the Bio Companies Business.

          SECTION 2.20 Product Warranty. Section 2.20 of the Bio Companies Disclosure Letter sets forth the applicable standard terms and conditions of sale for (a) “off-the-shelf” products and (b) custom products (other than those sold pursuant to an individual Contract), in each case manufactured, sold or delivered by any of the Bioproducts Companies. Each such product is (and was, when sold or delivered) in conformity in all material respects with all applicable contractual commitments and all express and implied warranties relating thereto, and none of the Bio Companies has any Liability (and there is no basis for any present or future Action or Proceeding against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of or reflected in the Biopharma Balance Sheet and Bioproducts Balance Sheet, in each case as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Bio Companies.
          SECTION 2.21 Product Liability. None of the Bio Companies has any Liability arising out of any Product Liability Claim (and, to the Knowledge of the Sellers, there is no basis for any present or future Action or Proceeding against any of them giving rise to any Product Liability Claim), arising out of any injury to individuals, animals or property as a result of the ownership, possession or use of any product, product component, product ingredient or product constituent manufactured, designed, marketed, sold, leased, distributed, tested, inspected, produced or delivered by the Bio Companies.
          SECTION 2.22 Customers and Suppliers.
          (a) Section 2.22 of the Bio Companies Disclosure Letter contains true and correct lists of the twenty (20) largest customers of the Bio Companies (on a consolidated basis) for each of the two most recent fiscal years and for the current year-to-date through August 31, 2006 and sets forth opposite the name of each such customer the percentage of consolidated net sales and (to the extent reasonably available) gross profit attributable to such customer.
          (b) Since the Balance Sheet Date, no material supplier of any of the Bio Companies has indicated or, to the Knowledge of the Sellers, threatened, either orally or in writing, that it shall stop, materially decrease the rate of, or materially increase the prices of supplying materials, products or services to any of the Bio Companies or seek to materially modify the terms of any Contract with any of the Bio Companies.
          SECTION 2.23 Solvency. To the Knowledge of Sellers, immediately after giving effect to the Closing and the Bio Companies Transactions, including, without limitation, their obligations under this Agreement, the Company shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). No transfer of property is being made and no obligation is being incurred in connection with the Bio Companies Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company and its Subsidiaries.
          SECTION 2.24 Bank Accounts. Section 2.24 of the Bio Companies Disclosure Letter sets forth a true, complete and correct list of each bank, deposit, lock-box or cash collection, management or other account of the Bio Companies or in respect of the Bio

Companies Business, including the title and number of the account and name of the financial or other institutions at which such account is located.
          SECTION 2.25 Opinions of Financial Advisors. The Company Board has received the opinion of each of Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC, to the effect that, as of the date of such opinions and subject to the various assumptions and qualifications set forth therein, the Initial Purchase Price is fair, from a financial point of view, to the Company.
          SECTION 2.26 Brokers and Other Advisors. Except for Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s, agent’s or other similar fee or commission in connection with the Bio Companies Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
          SECTION 2.27 No Other Representations or Warranties. Except for the representations and warranties made by the Sellers in this Article II or pursuant to the certificates to be delivered pursuant to Section 5.2(a), neither the Company nor any other Person makes any representation or warranty hereunder with respect to any of the Bio Companies or, notwithstanding the delivery or disclosure to Purchasers or any of their respective Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.
          SECTION 2.28 Disclosure. No representation or warranty or other statement made by the Sellers in this Agreement, the Bio Companies Disclosure Letter, any supplement to the Bio Companies Disclosure Letter, the certificates delivered pursuant to Article V hereof or the information presented in the electronic data room contains any untrue statement of a material fact or omits to state a material fact necessary to make such statement, in light of the circumstances in which it was made, not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchasers represent and warrant to the Sellers that:
          SECTION 3.1 Organization and Standing. Lonza America is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Lonza Swiss Holdco, Lonza Group and Lonza Sales AG are companies duly organized, validly existing and in good standing under the Laws of Switzerland. Each Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of such Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the Bio Companies Transactions.
          SECTION 3.2 Authority; Noncontravention.
          (a) Each Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Bio Companies Transactions. The execution, delivery and performance by Purchasers of this Agreement, and the consummation by Purchasers of the Bio Companies Transactions, have been duly authorized and approved by their respective boards of directors, and no other corporate action on the part of any Purchaser or its shareholders is necessary to authorize the execution, delivery and performance by such Purchaser of this Agreement and the consummation by it of the Bio Companies Transactions. This Agreement has been duly executed and delivered by each Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) Neither the execution and delivery of this Agreement by any Purchaser, nor the consummation by any Purchaser of the Bio Companies Transactions, nor compliance by any Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of such Purchaser or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.3 are obtained and the filings referred to in Section 3.3 are made, (x) violate any Law, judgment, writ, injunction or other restriction of any Governmental Authority applicable to such Purchaser or any of its Subsidiaries, or (y) conflict with, resulting a breach of, violate, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any of the terms, conditions or provisions of any Contract to which such Purchaser or any of its Subsidiaries is a party, except, in the case of clause (ii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to impair the ability of such Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the Bio Companies Transactions.
          SECTION 3.3 Governmental Approvals. Except for (i) the filing with the SEC of any filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the NYSE, and (ii) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no notices, consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Purchasers or the consummation by Purchasers of the Bio Companies Transactions, other than such other notices, consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Purchasers to perform their respective obligations hereunder or prevent or materially delay consummation of the Bio Companies Transactions.
          SECTION 3.4 Information Supplied. The information supplied by Purchasers for inclusion or incorporation by reference in the Proxy Statement will not, on the date it is first mailed to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Company Stockholders Meeting which shall have become false or misleading in any material respect.
          SECTION 3.5 Capital Resources. Purchasers have, or will have prior to the Closing, cash, available lines of credit or other sources of immediately available funds in an amount sufficient to pay (i) the Final Purchase Price and (ii) all fees and expenses payable by Purchasers in connection with the Bio Companies Transactions. To the extent that Purchasers are financing all or a portion of the Bio Companies Transactions through proceeds received from debt financing provided by third parties, prior to the execution and delivery of this Agreement Purchasers have furnished to the Company fully executed copies of the debt commitment letters relating to such financing with conditions precedent no more restrictive than the conditions to Closing contained in this Agreement. As of the date hereof and after communicating with the institutions providing such debt financing, Purchasers knows of no facts or circumstances (other than any that arise as a result of a breach by the Company of this Agreement) that are reasonably likely to result in any of the conditions set forth in such commitment letters not being satisfied.
          SECTION 3.6 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Purchasers, threatened Action or Proceeding against or relating to a Purchaser or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon a Purchaser or any of its Subsidiaries, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of such Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the Bio Companies Transactions.
          SECTION 3.7 Brokers and Other Advisors. Except for Credit Suisse, the fees and expenses of which will be paid by Purchasers (subject to Section 8.3), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Bio Companies Transactions based upon arrangements made by or on behalf of Purchasers or any of their respective Subsidiaries.
          SECTION 3.8 No Reliance. Notwithstanding anything contained in this Agreement to the contrary, Purchasers acknowledge and agree that (a) neither the Company nor any Person on behalf of the Company is making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Company in Article II, and (b) Purchasers have not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article II of this Agreement. Without limiting the generality of the foregoing, Purchasers acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or information as to prospects with respect to the Bio Companies Business that may have been made available to Purchasers or any of its representatives.

ARTICLE IV
ADDITIONAL COVENANTS AND AGREEMENTS
          SECTION 4.1 Conduct of Business.
          (a) Except as contemplated or permitted by this Agreement or as required by applicable Law or as contemplated by Section 4.1(a) of the Bio Companies Disclosure Letter, during the period from the date of this Agreement until the Closing Date, unless Lonza America (for itself and as agent for the other Purchasers) otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the Company shall cause the Bio Companies to conduct the Bio Companies Business in all material respects in the ordinary course and in conformity with past practice and to use their commercially reasonable efforts to preserve substantially intact their business organizations, customer and supplier relationships and goodwill, to maintain the Real Property, including all of the improvements thereon, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and to continue to make capital expenditures in conformity with past practice, and (y) without limiting the generality of the foregoing, none of the Sellers shall take any of the actions set forth in the following clauses (ii), (iii) and (vi) through (xxii) (in each case, solely to the extent related to the Bio Companies or the Bio Companies Business) and shall not permit any of the Bio Companies to take any of the following actions:
          (i) (A) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, or enter into any agreement with respect to the voting of its capital stock, or (B) effect any recapitalization, reclassification, stock split or like change in the capitalization of any of the Bio Companies;
          (ii) (A) incur any new indebtedness for borrowed money or guarantee any such indebtedness, (B) make any loans, advances or capital contributions to, or investments in, any Person other than one of the Bio Companies or (C) repurchase or prepay any indebtedness for borrowed money, except as required by the terms of such indebtedness, in each case other than intercompany activity between the Bio Companies in the ordinary course of business;
          (iii) sell, transfer, encumber, demolish or remove any of its properties or assets that are material to the Bio Companies Business, except (A) sales, leases, rentals and licenses in the ordinary course of business, (B) pursuant to Contracts in force at the date of this Agreement or entered into after the date of this Agreement to the extent permitted by the terms of this Agreement, (C) dispositions of obsolete or worthless assets or (D) transfers among the Bio Companies;

          (iv) make any individual capital expenditure in excess of US $100,000, except either in the ordinary course of business or as contemplated by the forecasts set forth in Section 4.1 of the Bio Companies Disclosure Letter;
          (v) make any material acquisition of the stock or assets of any other Person (including by merger or consolidation) for a purchase price in excess of US $50,000, excluding any acquisition of supplies and equipment in the ordinary course of business;
          (vi) increase in any material respect the compensation of any of its directors, officers or employees, other than (A) as required pursuant to applicable Law or the terms of Contracts in effect on the date of this Agreement or entered into after the date of this Agreement to the extent permitted by the terms of this Agreement and (B) increases in salaries, wages and benefits of employees made in the ordinary course of business;
          (vii) hire any employee whose annual base salary exceeds US $100,000, other than to fill a vacancy with a new employee on substantially comparable terms;
          (viii) other than in the ordinary course of business or pursuant to any Contract or any Bio Companies Plan in existence on the date hereof or entered into after the date of this Agreement to the extent permitted by the terms of this Agreement, (A) pay to any current or former director, officer, employee or consultant of any of the Bio Companies any benefit not provided for under any Contract or Bio Companies Plan, (B) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Assumed Bio Companies Plan, (C) except for the bonuses payable to employees of the Biopharma Companies described in Section 7.3(b)(iii), exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Assumed Bio Companies Plan, (D) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Assumed Bio Companies Plan to increase the benefits thereunder, in each case for the benefit of any current or former director, officer, employee or consultant of any of the Bio Companies, other than as required by applicable Tax qualification requirements or (E) make any other change in employment terms for any of the Bio Companies’ respective directors, officers and employees;
          (ix) (A) make or change any material election concerning Taxes, settle or compromise any material Tax liability, or (B) to the extent relating to a stand-alone Tax Return of a Bio Company and not a consolidated, combined or unitary Tax Return that includes the Company or a non-Bio Company Subsidiary of the Company, file or cause to be filed any amended Tax Return or file or cause to be filed any claim for refund of Taxes or amend or cause to be amended any payment of Taxes;
          (x) make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

          (xi) amend the Bio Companies Charter Documents;
          (xii) adopt a plan or agreement of complete or partial liquidation or dissolution;
          (xiii) adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of any of the Bio Companies;
          (xiv) fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost or make any material changes in the type or amount of the Bio Companies’ insurance coverage;
          (xv) enter into any new line of business that is material to the Bio Companies Business; or
          (xvi) enter into any Contract (or series of related Contracts) outside the ordinary course of business;
          (xvii) accelerate, terminate, modify or cancel any Contract outside the ordinary course of business;
          (xviii) delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business;
          (xix) cancel, compromise, waive or release any right or claim (or series of related rights or claims) involving more than US $250,000 or other than in the ordinary course of business;
          (xx) transfer, assign, or grant any license or sublicense of any rights under or with respect to any Bio Companies Intellectual Property outside the ordinary course of business;
          (xxi) discharge a material Liability or Lien outside the ordinary course of business;
          (xxii) take any action that would limit the Purchasers’ utilization of the net operating losses of any Bio Company (including any such losses that were carried over to the Company under Code section 381) under Code sections 382 or 1502 or the regulations thereunder or otherwise (including any comparable provisions of state, local or foreign law), excluding any limitation resulting from Purchasers’ acquisition of the Bio Companies; or
          (xxiii) agree to take any of the foregoing actions.
          (b) During the period from the date of this Agreement until the Closing Date, Purchasers and Sellers shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Bio Companies Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Bio Companies Transactions or (iii) otherwise prevent or materially delay the consummation of the Bio Companies Transactions; provided, however, that this Section 4.1(b) shall not require Purchasers or Sellers to agree, or cause any of their respective Subsidiaries to agree, to take any Action of Divestiture or any action which would be reasonably likely to materially adversely impact the benefits expected to be derived by Purchasers and Sellers as a result of the Bio Companies Transactions.
          SECTION 4.2 Other Offers; Etc.
          (a) The Company and its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ respective directors, officers, employees and investment bankers (collectively, “Representatives”) to, immediately cease any discussions or negotiations that may be ongoing as of the date of this Agreement with any Person with respect to a Bio Companies Takeover Proposal. During the period from the date of this Agreement until the Closing Date, or such earlier date as this Agreement may be terminated in accordance with its terms, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, (i) solicit, initiate or knowingly encourage any Bio Companies Takeover Proposal, (ii) participate in any discussions or negotiations with (whether initiated by the Company or not), or furnish any information to, any Person relating to any possible Bio Companies Takeover Proposal, (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement constituting or related to, or reasonably likely to lead to, any Bio Companies Takeover Proposal (each, a “Bio Companies Acquisition Agreement”), or (iv) make or authorize any statement, recommendation or solicitation to any Person other than the Company in support of any possible Bio Companies Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Authorization, (x) the Company and its Representatives may have discussions with any Person that has made an unsolicited Bio Companies Takeover Proposal in order to clarify and understand the terms and conditions of such proposal, (y) the Company may waive the provisions of any “standstill” agreement between the Company and such Person to the extent necessary to permit such Person to submit an unsolicited Bio Companies Takeover Proposal if the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to so waive the applicable provisions of such standstill agreement would not be consistent with the Company Board’s fiduciary duties to the stockholders of the Company under the Laws of the State of Delaware (“Delaware Law”) and (z) if the Company Board (A) receives an unsolicited Bio Companies Takeover Proposal that did not result from a breach of this Section 4.2 and the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that such unsolicited Bio Companies Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Bio Companies Proposal and (B) determines in good faith (after consultation with outside legal counsel) that the failure to take any of the following actions in response to such Bio Companies Takeover Proposal would not be consistent with its fiduciary duties to the stockholders of the Company under Delaware Law, then the

Company may (x) furnish information with respect to the Bio Companies and the Bio Companies Business to the Person making such Bio Companies Takeover Proposal (provided that the Company shall only provide non-public information pursuant to a confidentiality agreement not less restrictive of the recipient thereof in the aggregate than the Confidentiality Agreement, it being understood that such confidentiality agreement shall not prohibit disclosure to Purchasers of any of the information and materials required to be disclosed or provided to Purchasers pursuant to this Agreement), and (y) participate in discussions and negotiations with such Person regarding such Bio Companies Takeover Proposal and, to the extent reasonably required to evaluate a Bio Companies Takeover Proposal that includes the issuance of securities by the Person making such Bio Companies Takeover Proposal, may enter into a customary confidentiality agreement in order to obtain non-public information with respect to such Person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.2 by any Representative of the Company or any of its Subsidiaries shall be deemed a breach of this Section 4.2 by the Company.
          (b) Except as expressly permitted by this Section 4.2(b), (i) the Company Board and any committee thereof shall not (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchasers, its recommendation that the holders of Company Common Stock authorize the Bio Companies Transactions (the “Bio Companies Recommendation”) or (B) approve or recommend or propose publicly to approve or recommend to the holders of Company Common Stock, or otherwise permit or cause the Company to accept or enter into, a Bio Companies Takeover Proposal (any action described in this clause (i) being referred to as a “Bio Companies Adverse Recommendation Change”), (ii) neither the Company nor any of its Subsidiaries shall enter into any Bio Companies Acquisition Agreement other than a confidentiality agreement permitted by and subject to the requirements of Section 4.2(a), (iii) neither the Company nor any of its Subsidiaries shall release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party except to the extent the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to so waive the applicable provisions of a standstill agreement would not be consistent with the Company Board’s fiduciary duties to the stockholders of the Company under Delaware Law and (iv) neither the Company Board nor any committee thereof shall agree or resolve to take any actions set forth in clauses (i), (ii) or (iii) of this sentence. Notwithstanding the foregoing or any provision of Section 4.2(a), prior to the Company Stockholder Authorization, (x) other than in connection with a Bio Companies Takeover Proposal, the Company Board may withdraw or modify the Bio Companies Recommendation if it determines in good faith (after consultation with outside legal counsel) that the failure to take such action would not be consistent with its fiduciary duties to the stockholders of the Company under Delaware Law, and (y) subject to Section 4.2(c), if the Company Board (A) receives a Bio Companies Takeover Proposal that it determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Bio Companies Proposal, and (B) determines in good faith (after consultation with outside legal counsel) that failure to take any of the following actions would not be consistent with its fiduciary duties to the stockholders of the Company under Delaware Law, then the Company Board may (I) make a Bio Companies Adverse Recommendation Change and/or (II) cause the Company to enter into a Bio Companies Acquisition Agreement with respect to such Superior Bio Companies Proposal, but only if the Company shall have concurrently with entering into such Bio Companies Acquisition Agreement terminated this Agreement pursuant to Section 8.1(c)(i).
          (c) If the Company Board determines to effect a Bio Companies Adverse Recommendation Change as provided in Section 4.2(b)(y)(I) or to authorize the Company to enter into a Bio Companies Acquisition Agreement as provided in Section 4.2(b)(y)(II), such Bio Companies Adverse Recommendation Change or Bio Companies Acquisition Agreement (as applicable) may only become effective after the end of the fifth (5th) business day following Purchasers’ receipt of written notice from the Company (a “Bio Companies Adverse Recommendation Notice”) advising Purchasers that the Company Board intends to effect such Bio Companies Adverse Recommendation Change or to authorize the Company to enter into such Bio Companies Acquisition Agreement, which notice shall contain a copy of the Superior Bio Companies Proposal to which such Bio Companies Adverse Recommendation Change or Bio Companies Acquisition Agreement relates; provided that any material amendment to the terms of such Superior Bio Companies Proposal after the initial Bio Companies Adverse Recommendation Notice shall require a new Bio Companies Adverse Recommendation Notice and restart the five (5) business day period referred to above. In determining whether to effect a Bio Companies Adverse Recommendation Change or to cause the Company to enter into a Bio Companies Acquisition Agreement in response to a Superior Bio Companies Proposal, in each case, as provided in Section 4.2(b)(y), the Company Board shall take into account in good faith any changes to the terms of this Agreement proposed by Purchasers (in response to a Bio Companies Adverse Recommendation Notice or otherwise) in determining whether such Bio Companies Takeover Proposal still constitutes a Superior Bio Companies Proposal.
          (d) In addition to the obligations of the Company set forth in Section 4.2(a), (b) and (c), the Company will, unless (and to the extent) the Company Board determines in good faith (after consultation with outside legal counsel) that doing so would not be consistent with its fiduciary duties to the stockholders of the Company under Delaware Law, (i) promptly, and in any event within 24 hours, advise Purchasers orally and in writing of any request for information with respect to a potential Bio Companies Takeover Proposal or of any Bio Companies Takeover Proposal, the financial and other material terms and conditions of such request or Bio Companies Takeover Proposal and the identity of the Person making such request or Bio Companies Takeover Proposal, (ii) keep Purchasers reasonably informed of the status and details (including amendments or proposed amendments) of any and all such requests or Bio Companies Takeover Proposals and (iii) provide to Purchasers as soon as practicable after receipt or delivery thereof (and in any event within 48 hours) copies of all material correspondence and other written material sent or provided to the Company, directly or indirectly, from any third party in connection with any Bio Companies Takeover Proposal or inquiry or sent or provided by the Company to any third party in connection with any Bio Companies Takeover Proposal or inquiry.
          (e) For purposes of this Agreement:
          “Bio Companies Takeover Proposal” means a bona fide proposal or offer from any Person (other than Purchasers and their respective Subsidiaries) relating to any direct or indirect acquisition of (i) the outstanding shares of capital stock of any of the Bio Companies, including by means of a merger, consolidation, share purchase or exchange, tender offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, any other Sellers and/or the Company’s Subsidiaries, including the Bio Companies, (ii) the outstanding shares of capital stock of the Company or the other Sellers, including by means of a merger, consolidation, share purchase or exchange, tender offer, business combination, recapitalization, liquidation, dissolution or similar transaction, but excluding any such acquisition that would take place after the Bio Companies Shares (excluding the Bio Companies Shares issued by CBM Intellectual Property) and the assets of CBM Intellectual Property have been sold, assigned, transferred and conveyed to Purchasers as contemplated by this Agreement, (iv) all or substantially all of the assets of the Company and its Subsidiaries used in connection with the Bioproducts Business and/or the Biopharma Business or (v) any material portion of the Bioproducts Business or the Biopharma Business, excluding sales of assets in the ordinary course of business.
          “Superior Bio Companies Proposal” means a bona fide written Bio Companies Takeover Proposal that (i) is not subject to any financing contingency or other material condition (other than a condition that is also a condition to Purchasers’ obligations under this Agreement), (ii) involves the purchase of more than 50% of the assets of the Bio Companies or more than 50% of the equity securities in the Bio Companies, (iii) provides for payment of aggregate consideration and other terms and conditions that, taken as a whole, are superior to the Bio Companies Transactions, and (iv) is made by a Person reasonably capable of completing such Bio Companies Takeover Proposal, taking into account the legal, financial, regulatory and other aspects of such Bio Companies Takeover Proposal and the Person making such Bio Companies Takeover Proposal.
          (f) Nothing in this Section 4.2 shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation MA promulgated under the Exchange Act, or other applicable Law, if the Company Board determines, after consultation with outside legal counsel, that failure to so disclose such position could constitute a violation of applicable Law.
          SECTION 4.3 Proxy Statement.
          (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement relating to the Company Stockholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company shall provide such preliminary proxy statement and any further revised proxy statements to Purchasers at least five (5) business days prior to its filing with the SEC. The Company will use all commercially reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement. Purchasers shall (x) cooperate with the Company in connection with the preparation of the Proxy Statement, (y) furnish all information concerning Purchasers and their respective Subsidiaries as the Company may reasonably request in connection with the preparation of the Proxy Statement and (z) notify the Company promptly after becoming aware that the representation contained in Section 3.4 is not true and correct at any time prior to the Closing. Subject to Section 4.2, the Proxy Statement shall include the Bio Companies Recommendation. At the Company’s election, the Proxy

Statement may also contain any other proposal deemed advisable by the Company Board, together with such information related thereto as required under the Exchange Act.
          (b) Subject to Section 4.2 and other than pursuant to Rule 14a-12 of the Exchange Act with respect to releases made in compliance with Section 4.6, no amendment or supplement to the Proxy Statement, nor any response to any comments or inquiry from the SEC, relating to the Company Stockholder Authorization will be made by the Company without the approval of Lonza America (for itself and as agent for the other Purchasers), which approval shall not be unreasonably withheld, conditioned or delayed. The Company will advise Lonza America (for itself and as agent for the other Purchasers) promptly after the Company receives notice of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.
          SECTION 4.4 Company Stockholders Meeting.
          (a) The Company shall duly call, give notice of, convene and hold a special meeting of the holders of Company Common Stock (the “Company Stockholders Meeting”) as promptly as reasonably practicable following the date of this Agreement for the purpose of voting upon the authorization of the sale of the Bio Companies Shares (excluding the Bio Companies Shares issued by CBM Intellectual Property) and the assets of CBM Intellectual Property to Purchasers pursuant to this Agreement and, at the Company’s election but as a separate proposal or proposals, any other proposal deemed advisable by the Company Board, and, in connection therewith, the Company shall mail the Proxy Statement to the holders of Company Common Stock in advance of such meeting. Subject to Section 4.2, the Company shall use commercially reasonable efforts to (i) solicit from the holders of Company Common Stock proxies in favor of the authorization of the sale of the Bio Companies Shares (excluding the Bio Companies Shares issued by CBM Intellectual Property) and the assets of CBM Intellectual Property to Purchasers pursuant to this Agreement and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such authorization; provided that the Company may extend the date of the Company Stockholders Meeting to the extent (A) necessary in order to obtain a quorum of its stockholders or (B) the Company reasonably determines that such delay is required by applicable Law. The Company shall not be required to hold the Company Stockholders Meeting for the purpose of voting on the authorization of the sale of the Bio Companies Shares (excluding the Bio Companies Shares issued by CBM Intellectual Property) and the assets of CBM Intellectual Property to Purchasers pursuant to this Agreement if this Agreement is terminated before that meeting is held.
          SECTION 4.5 Reasonable Best Efforts.
          (a) Subject to the terms and conditions of this Agreement, each of the Company and Purchasers shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts, to the fullest extent permitted by applicable Law, to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Bio Companies Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Bio Companies Transactions; provided, however, that Purchasers shall not be required to agree to take any Action of Divestiture or any action which would be reasonably likely to materially adversely impact the benefits expected to be derived by Purchasers as a result of the Bio Companies Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
          (b) In furtherance and not in limitation of the foregoing, the Company and Purchasers shall each make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Bio Companies Transactions as promptly as practicable following the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 4.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.
          (c) The Company and Purchasers shall use their reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Bio Companies Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Bio Companies Transactions, including any Action or Proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any Action or Proceeding by a private party, in each case regarding the Bio Companies Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other party and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Bio Companies Transactions.
          (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 4.5, the Company and Purchasers shall use their reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Bio Companies Transactions. Without limiting any other provision hereof, Purchasers and the Company shall use their reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or materially delay the consummation of the Bio Companies Transactions on or before the Outside Date, including by defending through litigation on the merits any claim asserted in any court by any Person.
          SECTION 4.6 Public Announcements. The initial press release to be issued by each of the Company, on the one hand, and Purchasers, on the other, with respect to the execution of this Agreement shall be reasonably agreed upon by Lonza America (for itself and as agent for the other Purchasers) and the Company (for itself and as agent for the Sellers). Thereafter, except as expressly permitted by Section 4.2, neither the Sellers nor Purchasers shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the Bio Companies Transactions without the prior consent of Lonza America or the Company, as the case may be (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law, applicable fiduciary duties or by any applicable listing agreement with the NYSE as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party to the extent reasonably practicable).
          SECTION 4.7 Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, the Company shall afford to Purchasers and Purchasers’ Representatives reasonable access during normal business hours to the officers, employees, accountants, consultants, agents, attorneys and other Representatives, properties, books, Contracts and records of the Company and its Subsidiaries relating to the Bio Companies Business, and the Company shall furnish promptly to Purchasers other information concerning the Bio Companies Business as Purchasers may reasonably request; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party or jeopardize the protection of an attorney-client privilege. Until the Closing Date, the information provided pursuant to this Agreement will be subject to the terms of the Confidentiality Agreement, dated as of April 13, 2006, between Lonza Group and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms of the Confidentiality Agreement. The Company and its Subsidiaries will use commercially reasonable efforts to cooperate with Purchasers to provide such documentation to Purchasers’ lenders as such lenders may reasonably request in connection with their providing financing to Purchasers for the Bio Companies Transactions.
          SECTION 4.8 Notification of Certain Matters. The Company shall give prompt notice to Purchasers, and Purchasers shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Bio Companies Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Bio Companies Transactions, and (ii) any Actions or Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which, in the case of either clause (i) or (ii), would reasonably be expected to have a Bio Companies Material Adverse Effect or prevent or materially delay consummation of the Bio Companies Transactions.
          SECTION 4.9 Fees and Expenses. Except as expressly provided in Section 8.3 and any other provisions of this Agreement and except with respect to any fees and expenses incurred in connection with any HSR Act filings or other filings required under the Antitrust Laws, which shall be borne evenly between Purchasers and the Company, all fees and expenses incurred in connection with this Agreement and the Bio Companies Transactions shall be paid by the party incurring such fees or expenses, whether or not the Bio Companies Transactions are consummated.
          SECTION 4.10 Walkersville Transfer. Prior to the Closing, the Company shall cause Cambrex Walkersville to transfer all of its interest in Cambrex North Brunswick, Inc. to the Company or one of its Subsidiaries (other than any of the Bio Companies).
          SECTION 4.11 Walkersville Debris Field Testing.
          (a) Prior to the date hereof, the Company has conducted testing at an area known as the “Debris Field” located on a portion of the Cambrex Walkersville facility (the “Walkersville Facility”), as identified on the plan attached as Section 4.11(a) of the Bio Companies Disclosure Letter (“Testing”). The Scope of Work for the Testing is set forth in Section 4.11(b) of the Bio Companies Disclosure Letter. The Company will use its commercially reasonable efforts to cause such Testing and the analysis of the results to be completed as soon as reasonably practicable.
          (b) In the event that the Testing results in the discovery of any soil samples that exceed applicable Non-Residential Cleanup Standards (as defined below) or require Remediation under applicable Environmental Laws, the Company shall diligently conduct the Remediation following the procedures of the State of Maryland voluntary cleanup program or other appropriate voluntary Remediation program administered by a Governmental Authority (collectively, the “Debris Field Remediation”). To the extent that the Debris Field Remediation continues following the Closing, the party responsible for paying the Debris Field Remediation Costs pursuant to Section 4.11(g) shall, for so long as it remains responsible, retain Principal Management of the Debris Field Remediation; provided, that if the Debris Field Remediation Costs are to be split equally by the parties pursuant to Section 4.11(g), then the Company, on the one hand, and Purchasers, on the other, shall jointly share Principal Management of the Debris Field Remediation. Both prior to and following the Closing, Purchasers and their Representatives shall be entitled to reasonable participation in the Debris Field Remediation at their own cost and expense, such reasonable participation to include, without limitation, the right to (x) receive and comment on copies of material reports, work plans, agreements with Governmental Authorities and other documents prior to submission (and the Company shall consider in good faith any reasonable comments of Purchasers with respect thereto) and (y) receive prior notice of and attend any meetings with Governmental Authorities (if acceptable to such authorities).
          (c) The Company’s obligations with respect to the Debris Field Remediation obligation stated above shall be satisfied upon completion of Remediation sufficient to achieve contaminant concentration standards or risk levels required for continuing use of the Walkersville Facility for its present purposes as specified under applicable Environmental Laws or by the relevant jurisdictional Governmental Authority (“Non-Residential Cleanup Standards”), provided, however, in the event that background concentrations are higher than the Non-Residential Cleanup Standards, then the Company’s obligations with respect to the Debris Field Remediation shall be satisfied upon completion of Remediation sufficient to achieve the background concentrations.
          (d) With respect to Debris Field Remediation conducted by the Company under this Section 4.11 following the Closing, Purchasers shall not:
          (i) without the express written consent of the Company, communicate with any Governmental Authority or any third Person regarding the Debris Field Remediation, unless and to the extent required to do so pursuant to any applicable Law, and then only after providing the Company with reasonable notice in advance of the communication and the opportunity to defend the need for such communication and/or provide the communication on Purchasers’ behalf, provided that the Purchasers shall not be required to provide the Company with prior notice of the communication to the extent that it is not feasible to provide such notice and comply with the Law or the communication arises from an emergency situation where prior notice to the Company is not possible, in which events the Purchasers shall promptly send copies of all such communications to the Company;
          (ii) unreasonably or negligently interfere with the Debris Field Remediation being conducted by the Company under this Section, including any destruction of documents, denial of access or refusal to respond to or sign documentation reasonably requested by the Company to comply with such Debris Field Remediation obligations; or
          (iii) conduct any sampling, testing or other intrusive environmental investigation, whether conducted by any Purchaser or on its behalf or with its approval by any other Person, with respect to the Debris Field or the Debris Field Remediation unless required to do so by Environmental Laws or any Governmental Authority.
          (e) With respect to the Debris Field Remediation conducted by the Company under this Section 4.11 following the Closing, Purchasers shall:
          (i) provide to the Company and its Representatives and contractors such non-privileged information as is within the reasonable possession or knowledge of Purchasers and/or, to the extent reasonably available, current employees of the Walkersville Facility, in each case relating to the performance of the Debris Field Remediation, including without limitation non-privileged information regarding the location of Hazardous Materials for which the Company is responsible hereunder, historical uses of such facility, and the location of subsurface structures, equipment and utilities; and

          (ii) sign any certifications or other documentation, including without limitation, any deed restrictions, use restrictions, applications, certifications or other reasonable agreements required by the jurisdictional Governmental Authority, with respect to the Walkersville Facility, in order to complete the Debris Field Remediation and obtain concurrence of such completion from the Governmental Authority with jurisdiction over the Debris Field Remediation.
          (f) With regard to the Debris Field Remediation, the Company and Purchasers shall enter into a mutually satisfactory access agreement.
          (g) The first US $500,000 of Remediation Costs incurred by or on behalf of the Company in connection with the Debris Field Remediation obligations under this Section 4.11 shall be paid solely by the Company, the next US $500,000 of Debris Field Remediation Costs incurred by or on behalf of the Company in connection with the Debris Field Remediation obligations under this Section shall be split equally between the Company, on the one hand, and Purchasers, on the other, and all Debris Field Remediation Costs in excess of US $1,000,000 shall be borne by Purchasers; provided that in no event shall the Company or any Seller be responsible for (i) any consequential, incidental or special costs or damages, such as those arising from lost profits or a business interruption, relating to the Debris Field Remediation or (ii) any Remediation Costs or other Losses to the extent that the Remediation Costs or Losses arise from, relate to or are increased or aggravated by the breach of any of Purchasers’ obligations under this Section 4.11.
          (h) The Company shall have no Liabilities or other obligations to Purchasers or any of their Affiliates in respect of Environmental Conditions at the Debris Field except as expressly provided in this Section 4.11, which shall be the sole and exclusive remedy of Purchasers under this Agreement with respect to any Environmental Conditions at the Debris Field.
          (i) The Company shall use its commercially reasonable efforts to cause environmental consultants who have prepared reports for the benefit of the Company or any of its Subsidiaries with respect to any facilities used by the Bio Companies or in the Bio Companies Business to provide reliance letters with respect to such reports to Purchasers or any of their Subsidiaries.
          SECTION 4.12 Capital Resources. To the extent that Purchasers are financing all or a portion of the Bio Companies Transactions through proceeds received from debt financing provided by third parties, Purchasers shall use commercially reasonable efforts to enter into definitive agreements providing for such financing (or financing from other third party lenders) containing terms substantially similar to those set forth in the commitment letters referred to in Section 3.5, or such other terms as are reasonably satisfactory to the Company, and to obtain, prior to the date that Purchasers become obligated to pay the Initial Purchase Price, the financing contemplated by such definitive financing agreements; provided that the receipt of the proceeds of such debt financing shall not be a condition to Purchasers’ obligation to consummate the Bio Companies Transactions.

          SECTION 4.13 Title Insurance and Surveys. Prior to the Closing, the Company shall cause each of the Bio Companies to cooperate with Purchasers in obtaining such title commitments, title policies and surveys that Purchasers deem necessary with respect to Owned Real Property, including using commercially reasonable efforts to remove from title any Liens or encumbrances which are not Permitted Liens and provide affidavits, indemnities, memoranda or other assurances requested by a title company to issue such title policies.
          SECTION 4.14 Other Transaction Documents. On or prior to the Closing Date, Purchasers and the Company (on behalf of itself and the other Sellers) shall execute and deliver the Transition Services Agreement.
          SECTION 4.15 Intercompany Agreements. Prior to or at Closing, except (i) with regard to those arrangements provided for in the Transition Services Agreement or (ii) as set forth on Section 4.15 of the Bio Companies Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries, including the Bio Companies, to, cause all intercompany arrangements and agreements between any of the Bio Companies, on the one hand, and the Company and/or any of its Affiliates (other than the Bio Companies), on the other hand, to be terminated as of the Closing Date, and all obligations thereunder to be cancelled and released.
          SECTION 4.16 Use of Names.
          (a) The Company shall, and shall cause its Subsidiaries and Affiliates to, (i) except as otherwise provided in the immediately succeeding sentence, as soon as practicable after the Closing Date and in any event within three (3) months following the Closing Date, cease to use the Trademarks of the Bio Companies in connection with any goods or services made available to the public, and (ii) immediately after the Closing cease to hold itself out as having any affiliation with the Bio Companies. In furtherance thereof, as promptly as practicable but in no event later than six (6) months following the Closing Date, the Company shall, and shall cause its Subsidiaries and Affiliates to, remove, strike over or otherwise obliterate all of the Trademarks of the Bio Companies from all materials available to the public and owned by the Company or any such Subsidiary or Affiliate, including, without limitation, vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.
          (b) Purchasers shall, and shall cause the Bio Companies to, (i) except as otherwise provided in the immediately succeeding sentence, as soon as practicable after the Closing Date and in any event within three (3) months following the Closing Date (unless a longer period is required to comply with regulations of applicable Governmental Authorities), cease to use the Trademarks of the Company and its Subsidiaries (excluding the Bio Companies) in connection with any goods or services made available to the public, (ii) immediately after the Closing cease to hold itself out as having any affiliation with the Company and its Subsidiaries (excluding the Bio Companies) and (iii) promptly after the Closing but in no event later than ninety (90) days following the Closing Date, in the case of any of the Bio Companies whose name includes any of the Trademarks of the Company and its Subsidiaries (excluding the Bio Companies), including without limitation “Cambrex”, change its corporate name to a name that does not include such Trademarks and make any necessary legal filings with the appropriate Governmental Authority, as the case may be, to effect such change. In furtherance thereof, as promptly as practicable but in no event later than six (6) months following the Closing Date (unless a longer period is required to comply with regulations of applicable Governmental Authorities), Purchasers shall, and shall cause the Bio Companies to, remove, strike over or otherwise obliterate all of the Trademarks of the Company and its Subsidiaries from all materials available to the public and owned by Purchasers or the Bio Companies, including, without limitation, vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.
          SECTION 4.17 Insurance.
          (a) Purchasers acknowledge and agrees that, upon Closing, all insurance coverage provided in relation to the Bio Companies Business shall cease and no further coverage shall be available to the Bio Companies under any such policies or programs to the extent that such are “claims made” based policies, but (subject to the terms of any relevant policy) without prejudice to any accrued claims which any of the Bio Companies or any Seller, any of their Subsidiaries or Affiliates (in the latter case in relation to the Bio Companies Business) may have made on or prior to Closing under any of such policies; provided that the Bio Companies Business shall retain the benefit of “occurrence” based policies of insurance in relation to events occurring prior to Closing but in respect of which no claim has yet arisen at the time of Closing, it being understood and agreed that the retention by the Bio Companies Business of the benefit of such “occurrence” based policies of insurance shall, to the extent such coverage also exists with respect to the Company or any of its current or former Subsidiaries or Affiliates (other than the Bio Companies), be without prejudice to the rights of the Company or such other current or former Subsidiary or Affiliate to continue to retain the benefit of such “occurrence” based policies of insurance at and after the Closing Date as such policies were in effect on the date prior to the Closing Date.
          (b) Purchasers and Sellers agree that any claims made under the insurance policies referred to in Section 4.17(a) in respect of the Bio Companies Business and as to which coverage remains available after Closing shall be administered and collected by Sellers (or by a claims handler appointed by Sellers) on behalf of Purchasers. Purchasers shall cooperate fully with Sellers to enable Sellers to comply with the requirements of the relevant insurer, and Purchasers shall provide such information and assistance as Sellers may reasonably request in connection with any such claim. Without prejudice to the provisions of Sections 9.1 and 9.2, any monies received by Sellers as a result of such claims and not utilized by Sellers prior to the Closing Date to repair the damage, pay the Liability or otherwise resolve the related claim shall be paid over to Purchasers, net of all reasonable costs and expenses of recovery (including, without limitation, all reasonable handling and collection charges by any claims handler appointed by Sellers).
          SECTION 4.18 Delivery of Financial Statements. From the date hereof until the Closing, the Company shall deliver to Purchasers unaudited financial statements of the Bioproducts Companies and the Biopharma Companies (a) within fifteen (15) business days after the end of each fiscal month ending after the date of the financial statements delivered pursuant to clauses (iii) and (iv) of Section 2.5(a), monthly financial statements consisting of a balance sheet as of the end of such month and statements of income for that month and for the portion of the year then ended (the “Monthly Financial Statements”), (b) for each fiscal quarter beginning with the fiscal quarter ended September 30, 2006, quarterly financial statements consisting of a balance sheet as of the end of such quarterly period and statements of income for such quarter and for the portion of the year then ended, on or about the time that the Company files its related Quarterly Report on Form 10-Q with the SEC (the “Quarterly Financial Statements”), and (c) for the fiscal year ended December 31, 2006, annual financial statements consisting of a balance sheet as of December 31, 2006 and statements of income for the fiscal year then ended, on or about the time that the Company files its related Annual Report on Form 10-K with the SEC (the “Annual Financial Statements”). The Monthly Financial Statements and the Quarterly Financial Statements shall be prepared on a basis consistent with past practice for the monthly and quarterly interim internal reports of the Bioproducts Companies and the Biopharma Companies. The Annual Financial Statement shall be prepared on a basis consistent with the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2005 included in the Company SEC Documents.
          SECTION 4.19 Termination of Rights; Assignment of Certain Agreements and Rights.
          (a) The Sellers agree that, effective as of the Closing, all rights of any of the Sellers and any of their Subsidiaries or Affiliates to directors’ and officers’ indemnification by or from any of the Bio Companies (whether by contract, by-law, Law or otherwise) shall be terminated, void or of no effect and unenforceable by them.
          (b) At or prior to the Closing, the Sellers shall, and shall cause their respective Subsidiaries and Affiliates to, use their commercially reasonable efforts to transfer and assign to a Bio Company all of their right, title and interest in and to all of the prior acquisition and indemnity agreements relating to any of the Bio Companies that provide for continuing or available indemnities or payments to or for the benefit of the Bio Companies Business as of the Closing Date, to the extent relating to the Bio Companies Business.
          (c) At or prior to the Closing, the Sellers shall, and shall cause their respective Subsidiaries and Affiliates to, use their commercially reasonable efforts to transfer and assign to Purchasers or a Bio Company (other than CBM Intellectual Property) all of the Sellers’ right, title and interest in and to any and all (i) NDAs that provide for continuing or available confidentiality protection for the benefit of, or related to the confidential information of, the Bio Companies or the Bio Companies Business as of or following the Closing Date and (ii) written non-competition, non-solicitation, confidentiality or similar protective covenants or agreements to which any Seller, any Subsidiary of any Seller (excluding the Bio Companies) or any of their respective officers or employees (or former officers or employees) is a party, in each case to the extent such NDA, covenant or agreement relates to or was entered into for the benefit of the Bio Companies or the Bio Companies Business. To the extent any such NDA, covenant or agreement has not been (or under the terms of such NDA, covenant or agreement cannot by its terms be) assigned to Purchasers or a Bio Company, the Company and the other Sellers shall, from and after the date of this Agreement, perform and fully enforce (including not agreeing to any modification, amendment or waiver) and take all actions as may be reasonably requested by Purchasers to prevent the violation or breach by any other party of any such NDA or covenant or agreement; provided that Purchasers shall reimburse the Company and the other Sellers for the reasonable out-of-pocket costs of any counsel fees and travel and other expenses incurred, after consultation with Purchasers, in connection with their taking any such action.
          SECTION 4.20 Non-Competition. During the Restricted Period, the Company shall not, and shall cause its Subsidiaries not to, engage directly or indirectly in any business that competes, directly or indirectly, with the business conducted by the Bio Companies as of the Closing Date in any geographic area in which the Bio Companies conduct that business as of the Closing Date (a “Competing Business”); provided, however, that no owner of less than five percent (5%) of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in a Competing Business; provided, further, that the provisions of this Section shall not (a) be applicable to any bona fide third party purchaser who acquires all or any substantial portion of the stock or assets of the Company and its Subsidiaries, whether by means of a merger, consolidation, share exchange, business combination or similar transaction, or (b) prohibit the Company or any of its Subsidiaries from acquiring any business if less than 10% of the revenues of such business for its most recently completed fiscal year are attributable to a Competing Business; provided further, however, that in each such case the Company shall not, and shall cause its Subsidiaries not to, provide such third party purchaser or the employees associated with such business with any confidential information of the Bio Companies or the Bio Companies Business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
          SECTION 4.21 Non-Solicitation of Customers and Employees. During the Restricted Period, the Company shall not, and shall cause its Affiliates not to, directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, lender, sales agent, joint venturer, investor, lessor, customer, supplier, agent or representative which has a material business relationship with any of the Bio Companies to discontinue, reduce or modify such business relationship with any of the Bio Companies, or (ii) employ or seek to employ any employee of any of the Bio Companies who is then (or was at any time within twelve (12) months prior to the date the Company or any of its Subsidiaries or Affiliates employs or seeks to employ such former employee of the Bio Companies) employed or retained by the Company or any of its Subsidiaries or Affiliates unless such Transferred Bio Companies Employee has been terminated by Purchasers or any of their respective Subsidiaries after the Closing Date. Notwithstanding the foregoing, (a) nothing herein shall prevent the Company and its Subsidiaries from providing a letter of recommendation to an employee or other Person with respect to a future employment opportunity and (b) this Section shall not apply to general solicitations of employment not specifically directed towards employees of the Bio Companies; provided that the provisions of this Section 4.21 shall not be applicable to any bona fide third party purchaser who acquires all or any substantial portion of the stock or assets of the Company and its Subsidiaries, whether by means of a merger, consolidation, share exchange, business combination or similar transaction; provided further, however, that in each such case the Company shall not, and shall cause its Subsidiaries not to, provide such third party purchaser with any confidential information of the Bio Companies or the Bio Companies Business.
ARTICLE V
CONDITIONS
          SECTION 5.1 Conditions to the Obligations of Each Party. The respective obligations of each party hereto to consummate the Bio Companies Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
          (a) The Company Stockholder Authorization shall have been obtained.
          (b) No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, the “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Bio Companies Transactions or making the consummation of the Bio Companies Transactions illegal.
          (c) All consents, approvals and actions of, filings with and notices to any Governmental Authority required of Purchasers, the Company or any of their respective Subsidiaries to consummate the Bio Companies Transactions, the failure of which to be obtained or taken would be reasonably expected to have a Bio Companies Material Adverse Effect or an adverse effect on the ability of Purchasers and the Company to consummate the Bio Companies Transactions, shall have been obtained; provided that no such consent, approval, action, filing or notice under the Foreign Antitrust Laws shall be a condition to either party’s obligations to consummate the Bio Companies Transactions. Without limiting the foregoing, any applicable waiting period under the HSR Act (and any extension thereof) shall have expired or terminated.
          (d) The other party shall have executed and delivered the Transition Services Agreement.
          SECTION 5.2 Conditions to the Obligations of Purchasers. The obligations of Purchasers to consummate the Bio Companies Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
          (a) Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct at and as of the Closing Date as if made on such date (other than those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), except (x) for changes permitted by this Agreement or (y) where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Bio Companies Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a

Bio Companies Material Adverse Effect; and Purchasers shall have received a certificate of an executive officer of the Company to that effect.
          (b) The Company shall have performed or complied with in all material respects all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and Purchasers shall have received a certificate of an executive officer of the Company to that effect.
          (c) Since the date of this Agreement, there shall not have occurred any Bio Companies Material Adverse Effect or any event or circumstance that would reasonably be expected to result in a Bio Companies Material Adverse Effect in the reasonably foreseeable future.
          SECTION 5.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Bio Companies Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
          (a) Each of the representations and warranties of Purchasers set forth in this Agreement shall be true and correct at and as of the Closing Date as if made on such date, except where the failure of any such representation or warranty to be true and correct would not, individually or in the aggregate, reasonably be expected to impair the ability of Purchasers to perform their respective obligations hereunder or prevent or materially delay consummation of the Bio Companies Transactions; and the Company shall have received a certificate of an executive officer of each Purchaser to that effect.
          (b) Purchasers shall have performed or complied with in all material respects all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and the Company shall have received a certificate of an executive officer of each Purchaser to that effect.
ARTICLE VI
TAX MATTERS
          SECTION 6.1 Tax Filings.
          (a) (i) Where required by applicable Law, the Company shall include any applicable Bio Companies in, or cause those Bio Companies to be included in, and shall file or cause to be filed, (A) the United States consolidated federal income Tax Returns of the Company for all taxable periods of any applicable Bio Company ending on or prior to the Closing Date, and (B) all other Company consolidated, combined or unitary Tax Returns that include one or more of the Bio Companies for all taxable periods ending on or prior to the Closing Date. The Company shall pay (or cause to be paid) all Taxes attributable to the Tax periods for which the Tax Returns referred to in clauses (A) and (B) above are filed. Within 120 days after the Closing Date (or sooner if reasonably requested by the Company to timely file a Tax Return), Purchasers shall cause each of the Bio Companies included in a Tax Return described in clause (A) or

(B) above to prepare and provide to the Company a package of Tax information materials, including schedules and work papers, required by the Company to enable the Company to prepare and file all Tax Returns (which have not been filed on or before the Closing Date) required to be prepared and filed by the Company pursuant to this paragraph (the “Tax Package”). In addition, on or before the earlier of the date that is thirty (30) days after the Closing Date and the fifth (5th) business day after the calendar quarter in which the Closing occurs, Purchasers shall cause each of the Bio Companies included in a Tax Return described in clause (A) or (B) above to prepare and provide to the Company a package of Tax information materials, including schedules and work papers, required by the Company in connection with the public release of its results of operations for such quarter in a manner consistent with past practice.
          (ii) Prior to the Closing, the Company shall prepare and file, or cause to be prepared and filed, all Tax Returns of or which include any Bio Company, other than Tax Returns described in Section 6.1(a)(i), that are required to be filed (after giving effect to any valid extension of time in which to make such filing) on or prior to the Closing Date. The Company shall cause the Bio Companies to pay all Taxes attributable to the Tax periods for which such Tax Returns are filed.
          (iii) After the Closing, Purchasers shall prepare and file, or cause to be prepared and filed, on behalf of the Bio Companies all other Tax Returns of, or which include, a Bio Company (other than those Tax Returns described in Section 6.1(a)(i) or Section 6.1(a)(ii)). Purchasers shall, or shall cause the Bio Companies to, pay (or cause to be paid) all Taxes attributable to the Tax periods for which such Tax Returns are filed.
          (b) All Tax Returns described in Section 6.1(a) (including the Tax Package) shall be prepared in a manner consistent with past practice unless a past practice has been finally determined to be incorrect by the applicable Taxing Authority or a contrary treatment is required by applicable Tax Laws (or the judicial or administrative interpretations thereof).
          (c) To the extent permitted by applicable Law or administrative practice of any Taxing Authority, any transactions involving any of the Bio Companies that are not in the ordinary course of business occurring on the Closing Date but after the Closing, other than any transactions relating to the sale of any Bio Company or any assets thereof to Purchasers or any of Purchasers’ Affiliates, shall be reported on Purchasers’ consolidated United States federal income Tax Return to the extent permitted by Treasury Regulation §1.1502-76(b)(1)(ii)(B) or on the post-Closing separate company Tax Returns of the applicable Bio Company (if the applicable Bio Company does not file a consolidated federal income Tax Return with Purchasers), and shall be similarly reported on all other Tax Returns of Purchasers or its Affiliates to the extent permitted. The Sellers, Purchasers and the Bio Companies shall not take any position inconsistent with the preceding sentence on any Tax Return.
          (d) Purchasers and the Company agree to furnish or cause to be furnished to each other, and each at its own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided relating to the Bio Companies, as is reasonably necessary for the filing of any Tax

Returns, for the preparation for any audit and for the prosecution or defense of any Action or Proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Purchasers shall retain in their possession or cause the Bio Companies to retain in their possession, and shall provide the Company reasonable access to (including the right to make copies of), such supporting books and records and any other materials that the Company may specify with respect to matters relating to Taxes for any taxable period ending on or prior to or which includes the Closing Date for a period of seven (7) years after the Closing Date or such longer period as may be required by Law. After such time, Purchasers may dispose of such material; provided, that prior to such disposition Purchasers shall give the Company a reasonable opportunity at its expense to take possession of such materials.
          (e) No Purchasers or any Affiliate or successor of any Purchaser shall (or shall cause or permit any of the Bio Companies to) amend, refile or otherwise modify any Tax Return relating in whole or in part to any Bio Company with respect to any taxable year or period ending on or before December 31, 2005, without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.
          SECTION 6.2 Certain Other Taxes. All transfer, documentary, sales, use, stamp, registration and other such similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, if any, shall be paid 50% by Purchasers and 50% by the Company, and the party obligated under applicable Law to file all necessary Tax Returns and other documentation with respect to any such transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, shall file such Tax Returns or other documentation and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation and will cooperate with the other party to take such commercially reasonable actions as will minimize or reduce the amount of such Taxes or fees.
          SECTION 6.3 Tax Audits.
          (a) The Company shall have the right (but not the obligation) to represent the interests of the Bio Companies in and control the conduct of any audit or administrative or court Action or Proceeding, with the participation of Purchasers at Purchasers’ expense, relating to Taxes described in Section 6.1(a)(i) and (ii) (a “Tax Claim”) and the Company shall have the right to employ counsel of its choice at its expense in the conduct of any such contest. Purchasers will reasonably cooperate, and shall cause the Bio Companies to reasonably cooperate, at the Company’s expense, with the Company and its counsel in the defense against or compromise of any claim in any said Action or Proceeding. If the Company does not elect to control a Tax Claim pursuant to this Section 6.3(a) that relates to a separate company Tax of a Bio Company and not a Tax relating to a consolidated, combined or unitary Tax Return that includes the Company or a non-Bio Company Subsidiary of the Company, Purchasers or the Bio Companies may, without affecting its or any other indemnified party’s rights to indemnification under this Article VI, assume and control the defense of such Tax Claim with participation by the Company (at the Company’s expense).
          (b) If any Taxing Authority asserts a claim, makes an assessment or otherwise disputes any Taxes for which the Company may have an indemnity obligation pursuant to

Section 6.4(a), Purchasers shall, promptly upon receipt by Purchasers and/or the Bio Companies of notice thereof, inform the Company thereof. The failure of Purchasers or the Bio Companies to timely forward such notification in accordance with the immediately preceding sentence shall not relieve the Company of any indemnity obligation it may have pursuant to Section 6.4(a) except and to the extent that the failure to timely forward such notification actually prejudices the ability of the Company to contest such liability for Taxes or increases the amount of such Taxes.
          (c) The Company shall have the right, but not the obligation, to jointly represent the interests of any Bio Company with Purchasers in any audit or administrative or court Action or Proceeding relating to Taxes for any Straddle Period. Any disputes regarding the conduct or resolution of any such audit or proceeding shall be resolved pursuant to Section 6.5.
          (d) Purchasers shall have the sole right to represent the interests of the Bio Companies in all audits or administrative or court Actions or Proceedings relating to Taxes other than those specified in Section 6.3(a) and (c).
          (e) The Company, on the one hand, and Purchasers and/or the Bio Companies, on the other hand, shall not enter into any compromise or agree to settle any claim pursuant to any Tax audit or Action or Proceeding which would adversely affect the other party without the written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.
          SECTION 6.4 Indemnification.
          (a) After the Closing Date, the Company shall, to the fullest extent permitted by applicable Law, indemnify and hold harmless Purchasers and the Bio Companies from and against any and all claims, actions, causes of action, liabilities, losses, damages, and reasonable out-of-pocket expenses and costs (“Tax Losses”) resulting from, arising out of or relating to (i) any Taxes that the Company is responsible to pay pursuant to Section 6.1(a)(i) or (ii), (ii) Taxes of any Bio Company with respect to taxable periods ending on or before the Closing Date, and (iii) the Company’s share of Taxes payable pursuant to Section 6.2; provided, however, that the Company shall not be liable pursuant to this Section 6.4 to the extent of Taxes with respect to which a liability was recorded on the Bioproducts Balance Sheet or Biopharma Balance Sheet made available pursuant to Section 2.5(a) and Tax liabilities taken into account in determining Working Capital for purposes of Article I of this Agreement, (iv) any liability for Taxes resulting directly from making any Section 338 Election, provided such election is made in accordance with Section 6.7, and (v) any liability for Taxes (other than Taxes described in Section 6.2 of this Agreement) imposed on any Bio Company arising a result of the transactions contemplated by this Agreement. The indemnity provided in the foregoing sentence shall include, without limitation, any Tax liability arising by reason of any Bio Company being severally liable for any Taxes of another Person pursuant to Treasury Regulation §1.1502-6 or any analogous state, local or foreign Tax provision, as a transferee or successor, by contract or otherwise. For the avoidance of doubt, the Company’s obligation to indemnify Purchasers pursuant to this Section 6.4(a) is unconditional and not subject to any limitation on the Company’s obligations pursuant to Article IX or any other provision of this Agreement.

          (b) After the Closing Date, Purchasers shall, to the fullest extent permitted by applicable Law, indemnify and hold harmless the Company and its Affiliates from and against any and all Tax Losses arising out of or relating to (i) any Taxes of the Bio Companies (including Purchasers’ shares of Taxes payable pursuant to Section 6.2) other than amounts for which the Company has an indemnification obligation pursuant to Section 6.4(a) and (ii) any Taxes resulting from Purchasers’ breach of Section 6.7(a).
          (c) For purposes of Sections 6.4(a) and (b), whenever it is necessary to determine the liability for Taxes in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) real, personal and intangible property Taxes (“Property Taxes”) of the Company and its Subsidiaries allocable to periods ending on or prior to the Closing Date (the “Pre-Closing Tax Period”) shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) Taxes (other than Property Taxes) allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.
          (d) Notwithstanding any other provision of this Agreement to the contrary, the indemnification obligations of the parties under this Section 6.4 shall survive until the expiration of the applicable statute of limitations.
          SECTION 6.5 Dispute Resolution. In the event that the Company or any Purchaser disputes the application or interpretation of any provision of Sections 6.1 through 6.3, or the amount or calculation of Taxes, if any, owed by such party thereunder, such party shall deliver to the other a statement setting forth, in reasonable detail, the nature of and dollar amount of any disagreement so asserted. The parties shall attempt in good faith to resolve any such dispute within twenty (20) days following the date of the statement provided pursuant to the preceding sentence. If the parties are unable to resolve such dispute within such twenty (20) day period, the dispute shall be resolved by the Independent Accountants. The Independent Accountants shall finally and conclusively resolve any dispute relating to matters set forth in this Section 6.5 within thirty (30) days following receipt of the submission. The Independent Accountants shall determine, only with respect to the specific disagreements submitted in writing by the Company and the applicable Purchaser, the manner in which such item or items in dispute should be resolved; provided, however, that the dollar amount of any such item or items shall be determined within the range of dollar amounts proposed by the Company, on the one hand, and Purchaser, on the other hand. Any finding by the Independent Accountants shall be a reasoned award stating the findings of fact and conclusions of Law (if any) on which it is based, shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding the disputed items so presented. The fees and expenses of the Independent Accountants shall be shared by the Company and the applicable Purchaser in proportion to each party’s respective liability for Taxes which are the subject of the dispute as determined by the

Independent Accountants, and the parties shall otherwise bear their own expenses incurred in any dispute resolution pursuant to this Section.
          SECTION 6.6 Refunds.
          (a) Any refunds (including but not limited to any refunds related to the U.K. Group Relief process) of Taxes (together with any interest received with respect thereto) paid to or in respect of the Bio Companies (including any amounts credited against income Tax to which any Purchaser, its Affiliates or any of the Bio Companies becomes entitled) and that relate to Taxes for which the Company is responsible pursuant to this Article VI shall be for the account of the Company. A Purchaser shall pay over to the Company any such refund or the amount of any such credit (in each case, together with any interest received with respect thereto) within fifteen (15) days after receipt or entitlement thereto. The preceding sentences shall not apply to any refunds or credits to the extent such refunds or credits are (i) reflected as an asset on the Bioproducts Balance Sheet or the Biopharma Balance Sheet or (ii) reflected as an asset in determining Working Capital for purposes of Section 1.2 of this Agreement, in each case, all of which refunds or credits shall be for the account of the applicable Purchaser.
          (b) Purchasers shall, if the Company so requests and at the Company’s expense, prepare, execute and file any claims for refunds or credits, or cause the Bio Companies to prepare, execute and file any claims for refunds or credits, to which the Company is entitled under this Section. Purchasers shall permit the Company to control the prosecution of any such refund. Notwithstanding the foregoing, Purchasers shall have no obligations under this Section 6.6(b) to the extent Purchasers reasonably determine that fulfilling their obligations described herein would have a material adverse effect on Purchasers with respect to any taxable periods beginning after the Closing Date.
          SECTION 6.7 Certain Elections and Other Tax Matters.
          (a) Upon the mutual agreement of the Company and Lonza America (for itself and on behalf of the other Purchasers), the Company and Purchasers shall make or join in making any elections under Section 338 of the Code (and any comparable election under any relevant state or local Law) (a “Section 338 Election”) with respect to the purchase and sale of any of the Bio Companies under this Agreement. In no event shall either party make a Section 338 Election with respect to any Bio Company without the prior written consent of the other party. If either party desires to make one or more Section 338 Elections, it shall notify the other party in writing of such decision within sixty (60) days after the Closing Date. If such other party agrees to make the Section 338 Election, the party proposing the Section 338 Election shall propose an allocation of the Final Purchase Price (which, for this purpose, shall include any Bio Company liabilities properly taken into account for purposes of determining the purchase price under Code Section 338) among the assets of the applicable Bio Company in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate), and shall notify the other party in writing of such proposed Final Purchase Price allocation within fifteen (15) days following receipt of the other party’s written consent to the making of such Section 338 Election. The parties shall cooperate in good faith to agree on an allocation of the Final Purchase Price and, once agreed to, the allocation shall be binding on the parties (the “Allocation”). If the parties cannot agree upon the Allocation within thirty (30) days following the delivery of the proposed allocation then no such Section 338 Election shall be made. Purchasers and the Company shall report and file Tax Returns (including but not limited to Internal Revenue Service Form 8594 if applicable) in all respects and for all purposes consistent with the Allocation. Neither Purchasers nor the Company shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by applicable Law. Within 180 days following the Closing, the Company shall deliver to Purchasers IRS Form 8023 (or applicable successor form) for each Bio Company for which a Code Section 338(h)(10) election is made, fully executed by the Company or other applicable sellers pursuant to the requirements stated therein.
          (b) Purchasers shall not permit the Bio Companies to carry back any loss, deduction or credit to any taxable period that ends on, prior to or which includes the Closing Date.
          (c) It is the intention of the parties to treat any indemnity payment made under this Article VI as an adjustment to the Final Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.
          (d) At least five (5) business days prior to the Closing, the Company shall deliver to Purchasers a schedule setting forth the allocation of the Final Purchase Price among the Bio Companies. If any Purchaser disagrees with the allocation of the Final Purchase Price among the Bio Companies, such Purchaser shall notify the Company of such disagreement and its reasons for so disagreeing, in which case the Company and Purchasers shall cooperate in good faith to resolve the disagreement. To the extent the Company and Purchasers cannot agree on a mutually acceptable determination and/or allocation of the Final Purchase Price, such determination and/or allocation shall be made by each of Purchasers, on the one hand, and the Company, on the other, in connection with their respective U.S. federal, state, and local tax returns and other filings, and each such Person shall report the allocation of the Final Purchase Price among the Bio Companies as such party acting in good faith deems appropriate.
          (e) If the transfer of any Bio Company is treated as an “applicable asset acquisition” within the meaning of Code Section 1060 (other than any such transfer for which a Section 338 Election is made, the allocation for which shall be governed by Section 6.7(a) hereof) and the Company and Purchasers have agreed on an allocation of the Final Purchase Price to the interests in such Bio Company pursuant to
Section 6.7(d), then, within ninety (90) days after the Closing Date, Purchasers shall deliver to the Company a schedule allocating the portion of the Final Purchase Price allocable to each Bio Company the sale of which is treated as an applicable asset acquisition (such portion determined pursuant to Section 6.7(d) and increased to take into account any Bio Company liabilities properly included therein) among the assets of the applicable Bio Company in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate). If the Company disagrees with any items reflected on the schedule so provided, the Company shall notify Purchasers of such disagreement and its reasons for so disagreeing, in which case the Company and Purchasers shall cooperate in good faith to resolve the disagreement. To the extent the Company and Purchasers cannot agree on the contents of the schedule delivered pursuant to this Section 6.7(e), each of the Company and Purchasers shall be free to use their own allocation schedule in preparing their respective U.S. federal, state, local and foreign tax returns and other filings. If the parties are able to agree on an allocation for purposes of this Section 6.7(e), Purchasers and the Company shall report and file Tax Returns (including but not limited to Internal Revenue Service Form 8594 if applicable) in all respects and for all purposes consistent with the allocation and neither Purchasers nor the Company shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the allocation unless required to do so by applicable Law. To the extent consistent with the foregoing, any adjustment to the Final Purchase Price shall be allocated as provided by Treasury Regulation §1.1060-1(c).
          SECTION 6.8 Certificate of Non-Foreign Status. At the Closing, each Seller that is not a foreign Person for purposes of Code Section 1445 shall deliver to Purchasers, in a form reasonably satisfactory to Purchasers, a certificate from the Seller certifying as to its non-foreign status that complies with Treasury Regulations section 1.1445-2(b)(2).
          SECTION 6.9 Termination of Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between Sellers or any of their Affiliates, on the one hand, and the Bio Companies, on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date and the Bio Companies shall have no liability or obligation thereunder after the Closing Date.
ARTICLE VII
EMPLOYEE AND BENEFITS MATTERS
          SECTION 7.1 Transferred Bio Companies Employees.
          (a) Continued Employment. The Bio Companies shall continue to employ immediately following the Closing each of the individuals employed by the Bio Companies immediately prior to the Closing , including, without limitation, any individual on leave or short-term or long-term disability (each such employee being hereafter referred to as a “Transferred Bio Companies Employee”). No provision of this Agreement shall be construed as limiting the ability of Purchasers to terminate the employment of any Transferred Bio Companies Employee at any time following the Closing for any reason, nor shall they be construed to create any contractual rights between any Transferred Bio Companies Employee and Purchasers.
          (b) Continued Compensation and Benefits. Without limiting any of the obligations of Purchasers set forth in this Article VII and subject to Section 7.2(a), effective as of the Closing, Purchasers shall continue or establish, or cause to be continued or established, employee compensation and benefit plans, programs, policies and arrangements (including fringe benefits and severance pay) that will provide benefits and compensation to the Transferred Bio Companies Employees (and, if applicable, their eligible beneficiaries) for a period of at least one (1) year after the Closing (or such longer period as may be required by applicable Law) that are at least substantially comparable in the aggregate to those provided by the Company and its Subsidiaries (including the Bio Companies) to the Transferred Bio Companies Employees (and,

if applicable, their eligible beneficiaries) immediately prior to the Closing. Without limiting the foregoing, Purchasers and their respective Affiliates shall (i) honor all employment, severance, retention and change-in-control agreements by and between the Company or its Subsidiaries and any Transferred Bio Companies Employee or any Former Bio Companies Employee, which agreements shall be assigned to, and assumed by, Purchasers or a Bio Company on or prior to the Closing Date, (ii) for the longer of one (1) year following the Closing and the period during which such benefits are required to be provided by the terms of any applicable Company Plan, continue to maintain for each Transferred Bio Companies Employee the severance arrangements maintained by the Company or any of its Subsidiaries (including the Bio Companies) for each such Transferred Bio Companies Employee immediately prior to the Closing and (iii) assume and perform the obligations of the Company with respect to Transferred Bio Companies Employees and Former Bio Companies Employees under The Cambrex Corporation 2004 Incentive Plan in accordance with the terms of such plan as in effect on the date hereof.
          (c) Service Crediting, Etc. For purposes of vesting, eligibility to participate and level of benefits (but not benefit accrual under pension or similar plans and not for purposes of eligibility for any post-retirement medical benefits) under the employee benefit plans of Purchasers and their respective Affiliates which provide benefits to any Transferred Bio Companies Employees after the Closing (the “New Plans”), each Transferred Bio Companies Employee shall be credited with his or her years of service with the Company and its Subsidiaries (including the Bio Companies) before the Closing, to the same extent as such Transferred Bio Companies Employee was entitled, before the Closing, to credit for such service under the corresponding Bio Companies Plan in which such Transferred Bio Companies Employee participated or was eligible to participate immediately prior to the Closing; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or to the extent that prior service with a Purchaser and its Affiliates is not provided under such Purchaser Plan for similarly situated employees of Purchasers and its Affiliates who is not a Transferred Bio Companies Employee. In addition, and without limiting the generality of the foregoing but subject to the consent of any applicable insurer or other service provider with respect to a New Plan: (i) each Transferred Bio Companies Employee shall be immediately eligible to participate, without any waiting time, in each New Plan that is an employee welfare benefit plan (within the meaning of section 3(1) of ERISA) to the extent that the Transferred Bio Companies Employee had satisfied the waiting period under a corresponding Bio Companies Plan in which such Transferred Bio Companies Employee participated immediately before the Closing and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Bio Companies Employee, a Purchaser or its Affiliates shall cause (x) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the corresponding Bio Companies Plan in which such employee participated immediately prior to the Closing, and (y) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the applicable Bio Companies Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          SECTION 7.2 Treatment of Certain Plans and Coverages.
          (a) Company Pension Plans. Notwithstanding anything to the contrary contained in this Article VII, but subject to Section 7.3(a), neither Purchasers nor any of the Bio Companies shall have any responsibility for, or liability under or with respect to, The Retirement Plan for Employees of Cambrex Corporation, The Cambrex Corporation Savings Plan, The Cambrex Retiree Medical Plan or the Cambrex Non-Qualified Deferred Compensation Plan (collectively, the “Company Pension Plans”), and the Company Pension Plans shall each retain all assets and liabilities related to Transferred Bio Companies Employees and Former Bio Companies Employees accrued thereunder. Each Purchaser, its Affiliates and their assigns shall cooperate with the Company and its successors and assigns in connection with administering the benefits accrued by Transferred Bio Companies Employees and Former Bio Companies Employees under the Company Pension Plans and to promptly provide all documentation, information and assistance reasonably requested by the Company, its successors and assigns or the administrator of the Company Pension Plans in respect of the administration and or distribution of such benefits. The Company and its Affiliates (other than the Bio Companies) shall indemnify and hold Purchasers and the Bio Companies and their respective Affiliates harmless against all Liabilities related to the Company Pension Plans, regardless of when such Liabilities arise.
          (b) Bio Companies Pension Plans. Subject to Section 7.2(a), each deferred compensation, pension, retirement or other similar plan that covers or provides benefits solely to Transferred Bio Companies Employees and/or Former Bio Companies Employees, including, without limitation, the BioWhittaker, Inc. Supplemental Executive Retirement Plan (the “Bio Companies SERP”) and the Non-Qualified Deferred Compensation Plan (collectively, the “Bio Companies Stand-Alone Pension Plans”), shall be sponsored by a Bio Company as of the Closing (and any associated insurance and service provider agreements shall have been assumed by a Bio Company as of the Closing), and the Company shall have caused to be transferred to the applicable Bio Companies sponsorship of any trust established to fund any Bio Companies Stand-Alone Pension Plan. The Company, its Affiliates and their assigns shall provide reasonable cooperation to Purchasers, the Bio Companies and their successors and assigns in connection with administering the Bio Companies Stand-Alone Pension Plans and shall as soon as reasonably practicable provide all documentation, information and assistance reasonably requested by Purchasers, the Bio Companies, their successors and assigns or the administrator of the Bio Companies Stand-Alone Pension Plans in respect of the administration of and/or distribution of benefits from such plans. Purchasers and the Bio Companies shall (i) within thirty (30) days following the Closing, make any contribution required to be made pursuant to section 4.4 of the Bio Companies SERP and (ii) indemnify and hold the Company and its Affiliates harmless against all Liabilities related to the Bio Companies Stand-Alone Pension Plans, regardless of when such Liabilities arise.
          (c) Flexible Spending Accounts. Purchasers or an Affiliate of Purchasers shall establish flexible spending accounts for medical and dependent care expenses under a new or existing plan established or maintained under Section 125 or Section 129 of the Code, as applicable (“Purchasers FSAs”), effective as of the Closing Date, for each Transferred Bio Companies Employee who, as of the Closing Date, is a participant in a flexible spending account for medical or dependent care expenses under a Bio Companies Plan pursuant to Section 125 or Section 129 of the Code (“Company FSAs”). As soon as administratively practicable following the Closing Date, the Company shall provide an accounting to Purchasers of each applicable Transferred Bio Companies Employee’s account balance in Company FSAs, in each case as of the Closing Date. Upon receipt of such accounting, Purchasers shall cause each participating Transferred Bio Companies Employee’s account under Purchasers FSAs to be credited or debited, as applicable, effective on the day after the Closing Date, in an amount equal to the applicable account balance of such Transferred Bio Companies Employee under the corresponding Company FSA as of the Closing Date. As soon as administratively practicable after the delivery of the accounting described above, the Company shall transfer to Purchasers an amount equal to the total contributions made to Company FSAs by Transferred Bio Companies Employees in respect of the plan year in which the Closing Date occurs, reduced by an amount equal to the total claims already paid to Transferred Bio Companies Employees under such plans in respect of such plan year; provided that if such amount is a negative number, Purchasers shall transfer to the Company, within thirty (30) days following the Company’s request, an amount equal to the aggregate deficit balance in such accounts. Purchasers and the Company intend that the actions to be taken pursuant to this Section be treated as an assumption by Purchasers of the portion of Company FSAs and the elections made thereunder attributable to the participating Transferred Bio Companies Employees.
          (d) COBRA Coverage. Purchasers shall, commencing on the Closing Date, provide group health plan continuation coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (together with the regulations promulgated thereunder, “COBRA Coverage”) to each Transferred Bio Companies Employee (and such employee’s eligible dependents) who is receiving, or is eligible to receive, COBRA Coverage on the Closing or becomes eligible for COBRA Coverage following the Closing.
          SECTION 7.3 Treatment of Certain Liabilities.
          (a) Post-Termination Welfare Benefits. Purchasers and the Bio Companies shall assume responsibility for, and shall indemnify and hold the Company and its Affiliates harmless against, all Liabilities related to the obligation to provide any post-termination welfare benefits (including, without limitation, long-term disability and post-retirement medical, dental, vision, pharmacy and life insurance benefits) under the Cambrex Retiree Medical Plan to any eligible Transferred Bio Companies Employee or Former Bio Companies Employee at the Rockland facility (and, if applicable, his or her eligible beneficiaries) who has satisfied the eligibility conditions for such benefits as of the Closing and who elects such coverage within thirty (30) days following the Closing.
          (b) Other Liabilities. Except as set forth in Section 7.2(a) and Section 7.2(c), Purchasers and the Bio Companies shall assume, discharge, pay and be solely liable for, and shall indemnify and hold the Company and its Subsidiaries harmless from and against, any and all Losses related to Transferred Bio Companies Employees or Former Bio Companies Employees including, without limitation, (i) any earned and unused vacation, holiday pay or other fringe benefits, (ii) any health, accidental death and dismemberment, disability or life insurance coverage and any health and welfare benefits under the Bio Companies Plans, (iii) any severance pay, salary continuation, retention or other special bonuses or like compensation payable under the Bio Companies Plans, including without limitation, to the extent not paid prior to Closing, accrued bonuses payable on a discretionary basis to employees of the Biopharma Companies in an amount equal to the amounts reserved therefor in the financial statements delivered by the Company to Purchasers pursuant to Section 2.5(a)(iv) and (iv) any other Liability arising out of the employment or termination of employment of the Transferred Bio Companies Employees or Former Bio Companies Employees, in each case whether such Losses relate to or arise out of events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, on or after the Closing Date. Purchasers shall make all necessary arrangements to assume all worker’s compensation claim files, whether open or closed, as of the Closing Date, and will make the necessary arrangements for assuming the continued management of such liabilities, including through providing to the Company at Closing a letter of credit in favor of the Company.
          SECTION 7.4 No Plan Amendments; No Third Party Beneficiaries; Non-US Law.
          (a) No provision of this Agreement is intended to be, and shall not be construed as, an amendment of an employee benefit plan, program, policy or arrangement nor shall any provision of this Agreement be interpreted to modify, waive or supplement the provisions of any employee benefit plan, program, policy or arrangement.
          (b) It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other person, including, but not limited to, any Transferred Bio Companies Employees or Former Bio Companies Employee, any participant in any benefit or compensation plan or any beneficiary thereof.
          (c) Notwithstanding any other provision of this Agreement, Purchasers and Sellers shall (or shall cause their respective Affiliates to) take all commercially reasonable actions necessary to cause the transfer of employment of each Transferred Bio Companies Employee whose employment is governed by a jurisdiction other than the United States from employment with the Seller to employment with Purchasers (or their respective Affiliates) and the Seller and Purchasers agree that all such transfers of employment shall be made in all respects in accordance with the applicable requirements of local Law.
ARTICLE VIII
TERMINATION
          SECTION 8.1 Termination. This Agreement may be terminated and the Bio Companies Transactions abandoned at any time prior to the Closing Date, whether before or after receipt of the Company Stockholder Authorization:
          (a) by the mutual written consent of the Company and Purchasers; or

          (b) by either the Company or Purchasers:
          (i) if any Restraint having any of the effects set forth in Section 5.1(b) shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement;
          (ii) if the Closing shall not have been consummated on or before the Outside Date; provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in the failure of the Closing to be so consummated on or before the Outside Date; or
          (iii) if the Company Stockholder Authorization shall not have been obtained at the Company Stockholders Meeting (or at any adjournment or postponement thereof) by reason of the failure to obtain the required vote; or
          (c) by the Company if:
          (i) the Company enters into a definitive Bio Companies Acquisition Agreement providing for a Superior Bio Companies Proposal; provided, however, that the Company may only exercise this termination right if the Company has complied with its obligations under Section 4.2, including, without limitation, Section 4.2(c); and provided, further, that such termination shall not be effective unless concurrently therewith the Company fulfills its obligations under Section 8.3;
          (ii) any of the representations and warranties of Purchasers set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), but only to the extent that such failure would cause the condition contained in Section 5.3(a) not to be satisfied as of such date and such condition is, as a result of any such failure, incapable of being satisfied on or before the Outside Date; or
          (iii) Purchasers shall have breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, but only to the extent that such breach or failure would cause the condition contained in Section 5.3(b) not to be satisfied as of such date and such condition is, as a result of any such failure, incapable of being satisfied on or before the Outside Date.
          (d) by Purchasers, if:
          (i) any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), but only to the extent that such failure would cause the condition contained in Section 5.2(a) not to be satisfied as of such date and such condition is, as a result of such breach or failure, incapable of being satisfied on or before the Outside Date;
          (ii) the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, but only to the extent that such breach or failure would cause the condition contained in Section 5.2(b) not to be satisfied as of such date and such condition is, as a result of such breach or failure, incapable of being satisfied on or before the Outside Date;
          (iii) a Bio Companies Adverse Recommendation Change shall have occurred;
          (iv) an event has occurred or a circumstance exists that could reasonably be expected to have a Bio Companies Material Adverse Effect, but only to the extent that such event or circumstance would cause the condition contained in Section 5.2(c) not to be satisfied as of such date and such condition is, as a result of such event or circumstance, incapable of being satisfied on or before the Outside Date; or
          (v) the Company Board or any committee thereof shall have (A) failed to recommend the Bio Companies Transactions to the holders of Company Common Stock in accordance with this Agreement, (B) withdrawn or modified or proposed publicly to withdraw or modify in a manner adverse to Purchasers its approval or recommendation of this Agreement or the Bio Companies Transactions, (C) approved or recommended, or proposed publicly to approve or recommend, a Bio Companies Takeover Proposal to the holders of Company Common Stock, (D) caused the Company or its Subsidiaries or their respective Representatives to take any action that would constitute a breach of Section 4.2, (E) caused any Seller or Bio Company to enter into a Bio Companies Acquisition Agreement, or (F) resolved to take any of the foregoing actions.
          SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement by either party as provided in Section 8.1, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 4.9, 8.2, 8.3, 10.1, 10.2, 10.3, 10.6, 10.7, 10.8, 10.9, 10.10, 10.12, the penultimate sentence of Section 4.7 and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement at any time) and there shall be no liability as a result thereof on the part of Purchasers or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 8.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.
          SECTION 8.3 Termination Fee.
          (a) In the event that:

          (i) within sixteen (16) months after termination of this Agreement pursuant to Section 8.1(b)(ii), 8.1(b)(iii) or 8.1(d) the Company shall have consummated an Alternative Bio Companies Takeover Proposal (as defined below); or
          (ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(i);
then the Company shall (A) in the case of a termination described in paragraph (a)(i) of this Section 8.3, upon the consummation of the transaction contemplated by such Alternative Bio Companies Takeover Proposal, or (B) in the case of a termination described in paragraph (a)(ii) of this Section 8.3, on the date of such termination, pay Purchasers the Termination Fee (as defined below) by wire transfer of immediately available funds to an account designated by Purchasers. Upon failure to timely pay any amount payable under this Section 8.3, interest shall accrue on such unpaid amount at the rate of interest announced publicly by JPMorgan Chase Bank as its “reference rate” (on the basis of a 365-day year). “Alternative Bio Companies Takeover Proposal” means a Bio Companies Takeover Proposal that involves the purchase, in a single transaction or series of related transactions, of (i) more than 50% of the assets of the Bio Companies or more than 50% of the equity securities in the Bio Companies (“Alternative Bio Companies Transaction”) or (ii) all or substantially all of the assets of or the equity securities in the Biopharma Companies (“Alternative Biopharma Transaction”). “Termination Fee” means (x) in the case of a termination described in paragraph (a)(ii) of this Section 8.3, US $18,354,000; (y) in the case of an Alternative Bio Companies Transaction, US $18,354,000 less the amount of any Termination Fee previously paid in respect of an Alternative Biopharma Transaction; or (z) in the case of an Alternative Biopharma Transaction, US $2,000,000 unless Purchasers have previously received a Termination Fee in respect of an Alternative Bio Companies Transaction, in which case no Termination Fee shall be payable in connection with such Alternative Biopharma Transaction.
          (b) Purchasers and the Company acknowledge and agree that the payment of the Termination Fee as contemplated by Section 8.3(a) is reasonable and not excessive in light of the nature of the transactions contemplated by this Agreement. Purchasers’ right to receive the Termination Fee pursuant to this Section 8.3 shall not be the exclusive remedy for any breach by the Company of any of the representations, warranties, covenants or other provisions of this Agreement and shall be in addition to any other remedies available at law or in equity to Purchasers.
          SECTION 8.4 Acknowledgement. The Company acknowledges and agrees that the agreements contained in Section 8.3 are an integral part of the Bio Companies Transactions and that, without these agreements, Purchasers would not enter into this Agreement. If the Company fails promptly to pay the Termination Fee or and, in order to obtain such payment, Purchasers commence a suit that results in a judgment against the Company for the Termination Fee or any portion thereof, the Company shall pay to Purchasers their reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.

ARTICLE IX
INDEMNIFICATION
          SECTION 9.1 Indemnification by the Sellers. Following the Closing, except with respect to Taxes (which shall be governed exclusively by Article VI), employee benefits of or other Liabilities to Transferred Bio Companies Employees and Former Bio Companies Employees (which shall be governed exclusively by Article VII) and as expressly provided in the Transition Services Agreement, the Company and the other Sellers, jointly and severally, shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless Purchasers, the Bio Companies and each of their respective Affiliates, directors, officers, successors and assigns (the “Purchaser Indemnitees”) from and against any and all Losses suffered or incurred by any of the Purchaser Indemnitees arising out of, resulting from or relating to any Company Liability (including, without limitation, arising out of the failure of the Company, the other Sellers or their respective Subsidiaries (other than the Bio Companies) to pay, perform or otherwise discharge when due any such Company Liability), whether arising prior to, on or after the Closing.
          SECTION 9.2 Indemnification by Purchasers. Following the Closing, except with respect to Taxes (which shall be governed exclusively by Article VI), employee benefits of or other Liabilities to Transferred Bio Companies Employees and Former Bio Companies Employees (which shall be governed exclusively by Article VII) and as expressly provided in the Transition Services Agreement, Purchasers shall, jointly and severally, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless the Company, each Affiliate of the Company and each of their respective directors, officers, employees, successors and assigns (the “Company Indemnitees”) from and against any and all Losses suffered or incurred by any of the Company Indemnitees arising out of, resulting from or relating to any Bio Companies Liability (including, without limitation, arising out of the failure of any Purchaser or any of the Bio Companies to pay, perform or otherwise discharge when due any such Bio Companies Liability), whether arising prior to, on or after the Closing.
          SECTION 9.3 Limitations on Indemnification Obligations. The amount which any party (an “Indemnifying Party”) is or may be required to pay to any other party (an “Indemnitee”) pursuant to Section 9.1 or Section 9.2 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amount actually recovered by or on behalf of such Indemnitee, in reduction of the related Loss arising out of a Company Liability or Bio Companies Liability; provided, that no party is required to maintain insurance for such purpose. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Loss arising out of a Company Liability or Bio Companies Liability and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Loss arising out of a Company Liability or Bio Companies Liability, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received (up to but not in excess of the amount of any indemnity payment made hereunder). An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.
          SECTION 9.4 Procedures for Indemnification of Third Party Claims. Procedures for indemnification of Third Party Claims shall be as follows:
          (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including, without limitation, any Governmental Authority) who is not a party to this Agreement of any claim or of the commencement by any such Person of any Action or Proceeding (a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to Section 9.1 or Section 9.2, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third Party Claim; provided that the failure of any Indemnitee to give notice as provided in this Section 9.4(a) shall not relieve the related Indemnifying Party of its obligations under this Article IX, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail and, if ascertainable, shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by such Indemnitee.
          (b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 9.4(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee whether the Indemnifying Party will assume responsibility for defending such Third Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article IX for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in any Indemnitee’s reasonable judgment a conflict of interest between one or more of such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel to represent such Indemnitees and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this
Section 9.4(b), such Indemnitee may defend or (subject to the remainder of this Section 9.4(b) and Section 9.4(d)) seek to compromise or settle such Third Party Claim at the expense of the Indemnifying Party. Neither an Indemnifying Party nor an Indemnitee shall consent to entry of any judgment or enter into any settlement of any Third Party Claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee, in the case of a consent or settlement by an Indemnifying Party, or the Indemnifying Party, in the case of a consent or settlement by the Indemnitee, of a written release from all Liability in respect to such Third Party Claim.

          (c) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the related Indemnitee shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement or compromise, and shall otherwise cooperate in the defense, settlement or compromise of such Third Party Claim.
          (d) Notwithstanding anything in this Section 9.4 to the contrary, neither an Indemnifying Party nor an Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party notifies the related Indemnitee in writing of such Indemnifying Party’s desire to settle or compromise a Third Party Claim on the basis set forth in such notice (provided that such settlement or compromise includes as an unconditional term thereof the giving by the claimant or plaintiff of a written release of the Indemnitee from all Liability in respect thereof) and the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee’s sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third Party Claim shall be equal to (i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (ii) the lesser of (x) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (y) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee’s continuing to pursue such Third Party Claim.
          (e) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall, to the fullest extent permitted by applicable Law, be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.
          SECTION 9.5 Other Procedures for Indemnification.
          (a) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30) day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30) day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under this Agreement or under applicable Law.

          (b) In addition to any adjustments required pursuant to Section 9.3, if the amount of any Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.
          SECTION 9.6 Remedies Cumulative. The remedies provided in this Article IX shall be cumulative and shall not preclude assertion by an Indemnitee of any other rights or the seeking any and all other remedies against any Indemnifying Party.
          SECTION 9.7 Survival of Indemnities. The obligations of each of the parties under this Article IX shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities with respect to any Loss of the other related to such assets, businesses or Liabilities.
ARTICLE X
MISCELLANEOUS
          SECTION 10.1 Survival of Representations, Warranties and Agreements. The representations and warranties contained herein or in any other writing delivered pursuant hereto, as well as any covenant or agreement of the parties that by its terms contemplates performance exclusively prior to the Closing Date, shall survive until (but not beyond) the Closing Date, other than the representations and warranties in Section 2.18(b) and (c), which shall survive the Closing and continue for twelve (12) months thereafter, and the representations and warranties in Section 2.2, which shall survive the Closing and continue thereafter indefinitely. Each of the agreements and covenants in this Agreement, the Transition Services Agreement or any other agreement delivered by or on behalf of the Company or the other Sellers under this Agreement which, in any such case, by its terms contemplates performance in whole or in part after the Closing Date shall survive the Closing until performed in accordance with its terms.
          SECTION 10.2 Amendment or Supplement. At any time prior to the Closing Date, this Agreement may be amended or supplemented in any and all respects, whether before or after authorization of the Bio Companies Transactions by the holders of Company Common Stock, by written agreement of the parties hereto, by action taken by their respective boards of directors; provided, however, that following the Company Stockholder Authorization, there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange would require further approval by the holders of Company Common Stock without such approval; provided, further, that any supplement to the Bio Companies Disclosure Letter shall not be deemed a cure for any breach of a representation or warranty contained in this Agreement.
          SECTION 10.3 Guaranty. Lonza Group hereby guarantees the payment and performance by Purchasers of all of Purchasers’ obligations set forth in this Agreement.
          SECTION 10.4 Extension of Time, Waiver, Etc. At any time prior to the Closing Date, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party hereto, (b) extend the time for the performance of any of the obligations or acts of the other party hereto or (c) waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; provided that after the Company Stockholder Authorization is obtained, there may not be any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Notwithstanding the foregoing, no failure or delay by the Company or any Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
          SECTION 10.5 Assignment.
          (a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party; provided that such consent shall not be required (i) for assignments and transfers by operation of Law and (ii) in the event the Company assigns any or all of its rights, interests and obligations hereunder to a Person with whom the Company merges or to whom the Company sells all or substantially all of its assets. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this section shall be null and void.
          (b) At any time prior to the Closing Date, Purchasers may, with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), designate one or more of its Affiliates not party to this Agreement to participate in the purchase of any portion or all of the Bio Companies Shares; provided, that any such designation would not be reasonably expected to delay the Closing or require the procurement of any additional consents; and provided, further, that no such designation shall relieve Purchasers of their obligations under this Agreement and all such designees shall agree in writing to be bound by this Agreement.
          SECTION 10.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but both of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
          SECTION 10.7 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Schedules, the Bio Companies Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, including without limitation any Transferred Bio Companies Employee, any participant in any Bio Companies Plan or any beneficiary thereof.

          SECTION 10.8 Governing Law; Submission to Jurisdiction; Appointment of Agent for Service of Process; Waiver of Jury Trial.
          (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to principles of conflict of Laws that would require the application of the Laws of another jurisdiction. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the Laws of the State of Delaware and that the Laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (x) that this Agreement involves at least US $100,000 and (y) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (i) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii)(A) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (B) that, to the fullest extent permitted by applicable Law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (ii)(A) or (B) above shall, to the fullest extent permitted by applicable Law, have the same legal force and effect as if served upon such party personally within the State of Delaware.
          (b) The parties hereto hereby agree to bring all Actions and Proceedings arising out of or relating to this Agreement in the Courts of the State of Delaware, and the parties irrevocably waive, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of any such Action or Proceeding. The parties hereto agree that a final judgment in any such Action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
          (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
          SECTION 10.9 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall, to the fullest extent permitted by applicable Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.
          SECTION 10.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

          If to Purchasers, or to any of them, to:
Lonza Group Limited
Muenchensteinerstrasse 38
CH-4002 Basel
Switzerland
Attention: Head of Legal Affairs
Facsimile: 41-61-316-8314
          with a copy (which shall not constitute notice) to:
Mayer Brown Rowe & Maw LLP
1675 Broadway
New York, New York 10019
Attention: James B. Carlson
Facsimile: (212) 849-5515
          If to the Company, to:
Cambrex Corporation
One Meadowlands Plaza
East Rutherford, NJ 07073
Attention: Peter E. Thauer
Facsimile: (201) 804-9852
          with a copy (which shall not constitute notice) to:
Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005
Attention: Robert S. Reder
Facsimile: (212) 822-5680
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
          SECTION 10.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Bio Companies Transactions are fulfilled to the extent possible.
          SECTION 10.12 Definitions.
          (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:
          “Action of Divestiture” means (i) making proposals, negotiating, executing or carrying out agreements or submitting to legal requirements, by consent decree, hold separate order or otherwise, imposed by a Governmental Authority providing for the license, sale, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets or businesses of any Purchaser and its Subsidiaries or (ii) otherwise taking, committing, imposing or seeking to impose any limitation on the ability of any Purchaser or any of its Subsidiaries to conduct or retain their respective business, product line or assets or own such assets or to acquire, hold or exercise full rights of ownership of the Bio Companies Business.
          “Action or Proceeding” shall mean any action, suit, proceeding, hearing, charge, complaint, grievance, arbitration or Governmental Authority investigation.
          “Additional Adjustment Amount” shall mean the total amount, if any, by which the amount of each Adjustment Category (as determined in accordance with the applicable provisions of this Agreement) exceeds the Applicable Cap; provided that in the case of each Adjustment Category, there shall be no increase or decrease unless the amount of such Adjustment Category exceeds the Applicable Cap by more than US $100,000, in which case the adjustment in respect of such Adjustment Category (for purposes of calculating the Additional Adjustment Amount) shall be made on a dollar-for-dollar basis from the first dollar without giving effect to such US $100,000 cushion).
          “Adjustment Category” shall mean each of the (i) Advanced Payments, (ii) Transaction Payments, (iii) Vacation and Salary Payments, (iv) Capital Leases and (v) Deferred Compensation, each of which shall be determined in accordance with GAAP.
          “Advanced Payments” shall mean customer deposits received by the Company or any of its Subsidiaries from customers of the Bio Companies Business prior to the Closing Date for which the corresponding services have not been rendered as of the Closing Date, as determined in accordance with GAAP.
          “Affiliate” shall mean, as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

          “Applicable Cap” shall mean with respect to (i) Advanced Payments, US $4,500,000, (ii) Transaction Payments, US $7,500,000, (iii) Vacation and Salary Payments, US $4,900,000, (iv) Capital Leases, US $4,800,000, and (v) Deferred Compensation, US $3,300,000.
          “Bio Companies Liability” shall mean any Liability relating to, arising out of or resulting from (i) any action, inaction, event, omission, condition, fact or circumstance occurring or existing prior to, on or after the Closing, in each case to the extent such Liability relates to, arises out of or results from any of the assets, properties or operations of any of the Bio Companies or the Bio Companies Business, including without limitation any Liability for a violation of, or creation of Liability under, any Environmental Law (including any Liability arising from or relating to the Walkersville Facility or the Debris Field, except as expressly provided in Section 4.11), but excluding any (i) Company Liabilities; (ii) Liability relating to, arising out of or resulting from the Rubin Litigation; and (iii) any breach of any agreement or covenant of Purchasers contained in this Agreement, the Transition Services Agreement or any other agreement delivered by or on behalf of Purchasers under this Agreement, which, in any such case, by its terms contemplates performance in whole or in part after the Closing Date, including without limitation Purchasers’ obligations under Section 4.11.
          “Bio Companies Material Adverse Effect” shall mean any change, event or occurrence which has a material adverse effect on the results of operations or financial condition of the Bio Companies Business or the Bio Companies taken as a whole, or on the ability of the Sellers to perform their respective obligations hereunder, other than changes, events, occurrences or effects arising out of, resulting from or attributable to (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Bio Companies conduct business, provided that such changes do not affect the Bio Companies in a disproportionate manner, (iii) the execution, announcement or performance of this Agreement or the consummation of the Bio Companies Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (v) storms, earthquakes or other natural disasters, (vi) any action taken by the Company or any of its Subsidiaries as contemplated or permitted by this Agreement or with Purchasers’ consent, (vii) the initiation of any litigation by any stockholder of the Company relating to this Agreement or the Bio Companies Transactions or (viii) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure of the Company to meet publicly announced revenue or earnings projections.
          “Bio Companies Transactions” refers collectively to this Agreement and the transactions contemplated hereby to take place on the Closing Date, including the purchase and sale of the Bio Companies Shares (excluding the Bio Companies Shares issued by CBM Intellectual Property) and the assets of CBM Intellectual Property.

          “Biopharma Companies” shall mean the entities identified as such on Schedule II hereto.
          “Bioproducts Companies” shall mean the entities identified as such on Schedule II hereto.
          “business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.
          “Capital Leases” shall mean any lease of any real or personal property by the Bio Companies that, in conformity with GAAP, is required to be accounted for as a capital lease of the Bio Companies as of the Closing Date.
          “Cash” shall mean all cash, cash equivalents and short-term investments of the Bio Companies Business.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Company Board” shall mean the board of directors of the Company or any duly constituted committee thereof which has been duly given the authority to act in the name, place and stead of the board of directors of the Company with respect to this Agreement and the Bio Companies Transactions.
          “Company Common Stock” shall mean the voting common stock, US $0.10 par value, of the Company.
          “Company Liability” shall mean any Liability of the Company, the Sellers or any of their respective Subsidiaries or Affiliates, excluding any of the Bio Companies Liabilities, but including without limitation any Liability relating to, arising out of or resulting from (i) the Rubin Litigation; (ii) the Human Health Business of the Company and its Affiliates; (iii) any Liability, Action or Proceeding or Loss for a violation of, or creation of Liability under, any Environmental Law on the part of the Company or any Subsidiary or Affiliate of the Company, other than the Bio Companies, or in respect of their respective properties (excluding the properties of the Bio Companies), including but not limited to the matters set forth on Section 10.12 of the Bio Companies Disclosure Letter; (iv) any Action or Proceeding brought by shareholders of the Company or its Subsidiaries (excluding the shareholders of the Bio Companies following the Closing), including but not limited to the SEC investigation and securities class action lawsuits listed in Section 10.12 of the Bio Companies Disclosure Letter; (v) any Liability, Action or Proceeding or Loss arising out of the sale of the Company’s Rutherford Chemicals business, including but not limited to the lawsuit filed by the buyers of the Company’s Rutherford Chemicals business in April 2006 or any other Liability, Action or Proceeding or Loss arising out of or related to the Company’s Rutherford Chemicals business or the properties related thereto; (vi) any breach of the representations and warranties contained in Sections 2.2 and 2.18(b) and (c) (including any breach of such representations and warranties as of the Closing Date), disregarding in each case the effect of any Knowledge, Bio Companies Material Adverse Effect or materiality qualifications or other numerical or dollar thresholds and qualifiers set forth in any such representation or warranty, and without giving effect to any supplement to the Bio Companies Disclosure Schedule; (vii) any breach of any agreement or covenant of the Company or the other Sellers under this Agreement, the Transition Services Agreement or any other agreement delivered by or on behalf of the Company or the other Sellers under this Agreement that by its terms contemplates performance in whole or in part after the Closing Date, including without limitation the Company’s obligations under Section 4.11; and (viii) any Liability, Action or Proceeding or Loss arising out of, related to or caused by the matters listed on Schedule 10.12 of the Bio Companies Disclosure Letter.
          “Credit Agreement” shall mean the Credit Agreement, dated as of October 7, 2005, as amended, among the Company, the other Borrowers signatory thereto, the persons designated as Lenders thereunder, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as Sole Lead Arranger and Sole Bookrunner, and Citibank, N.A. and Wachovia Bank, National Association, as Co-Syndication Agents.
          “Deferred Compensation” shall mean earned but unpaid deferred compensation and amounts payable under the Bio Companies SERP (net of related assets held by the BioWhittaker, Inc. Supplement Executive Retirement Plan Trust) to any of the Transferred Bio Companies Employees or Former Bio Companies Employees as of the Closing Date, as determined in accordance with GAAP.
          “Environmental Condition” shall mean any condition, contamination, constituent(s) or set of circumstances concerning the soil, groundwater, surface water, air or other environmental media that (i) constitutes a threat to human health or the environment; (ii) requires any response, action or similar action under any Environmental Law, including the presence, suspected presence, release or threat of release (including migration) of any Hazardous Material in, on, under, or into the air, soil, surface water, groundwater or other environmental media, (iii) constitutes or causes a violation of any Environmental Law, or (iv) is subject to an Action or Proceeding under or pursuant to any Environmental Law or common or civil law.
          “Environmental Law” shall mean any applicable foreign, federal, state or local Law or Order relating to pollution or the protection of the environment including, without limitation, any of the foregoing relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials, each as amended and in effect as of the date of this Agreement.
          “FDA” shall mean the U.S. Food and Drug Administration.
          “Former Bio Companies Employee” shall mean any person who was at any time employed in the Bio Companies Business on or prior to the Closing Date, but is not so employed immediately prior to the Closing, excluding persons who are employed by the Company or its Subsidiaries immediately after the Closing Date.
          “GAAP” shall mean generally accepted accounting principles in the United States, applied on a basis consistent with the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2005 included in the Company SEC Documents.

          “Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.
          “Hazardous Material(s)” shall mean any substance, material or waste, including special waste, that is characterized, classified or designated under any Environmental Law as hazardous, toxic, pollutant, contaminant, or radioactive, including, without limitation, petroleum and its by-products, lead based paint, asbestos and polychlorinated biphenyls.
          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Indebtedness” shall mean, with respect to any Person, but without duplication, (i) all indebtedness of such Person for borrowed money and all accrued interest thereon, including without limitation, arising from any and all loans, advances, letters of credit, surety bonds and obligations related thereto (and including, with respect to the Bio Companies, arising from the Credit Agreement), (ii) all obligations of such Person evidenced by notes, bonds, debentures, hedging and swap arrangements or contracts or other similar instruments other than trade payables, accrued expenses and liabilities to current and/or former employees incurred in the ordinary course of business, (iii) all capital lease obligations of such Person, (iv) all obligations of such Person for the deferred purchase price of assets, property or services other than operating or other leases of property (except for capital lease obligations as set forth in clause (iii) above), trade payables and other non-ordinary course third party payables, accrued expenses and liabilities to current and/or former employees incurred in the ordinary course of business, (v) all payables, obligations and liabilities owed or payable by such Person to any of its direct or indirect parent companies or Subsidiaries or any of such Person’s Affiliates, (vi) all accrued and unpaid interest on any Indebtedness referred to in clauses (i) through (v) above through the Closing Date and any prepayment penalties, premiums, consent or other fees, breakage costs on interest rate swaps and any other hedging obligations (including, but not limited to, foreign exchange contracts) or other costs incurred in connection with the repayment or assumption of such Indebtedness, and (vii) all Indebtedness of others referred to in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by such Person.
          “Independent Accountants” shall mean a firm of independent accountants reasonably acceptable to Purchasers and the Company.
          “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustments, retrospectively rated premium adjustments, deductibles, retentions or costs paid by such insured.
          “Intercompany Assets” shall mean all receivables and other amounts payable by any of the Sellers or their Affiliates (other than the Bio Companies) to any of the Bio Companies and all receivables and other amounts payable by any of the Bio Companies to any of the Sellers or their Affiliates (other than the Bio Companies).

          “Intercompany Items” shall mean all Intercompany Assets and Intercompany Liabilities.
          “Intercompany Liabilities” shall mean all payables, obligations and liabilities owed or payable by any of the Bio Companies to any of the Sellers or their Affiliates (other than the Bio Companies), including any agreements or commitments by or binding upon any of the Bio Companies, and all payables, obligations and liabilities owed or payable by any of the Sellers or their Affiliates (other than the Bio Companies) to any of the Bio Companies, including any agreements or commitments by or binding upon any of the Sellers or their Affiliates (other than the Bio Companies).
          “Inventory” means all inventories of raw materials, work-in-process, finished goods and any other items that the Bio Companies have accounted for as inventory on a basis consistent with the financial statements made available to Purchasers pursuant to clauses (i) and (ii) of Section 2.5(a), which in any case are held at, or are in transit from or to, the locations at which the business and operation of the Bio Companies is conducted, or located at customers’ premises on consignment, in each case, which are used or held for use by the Bio Companies in the conduct of the Bio Companies Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of the Bio Companies against suppliers of such inventories.
          “Knowledge” shall mean, in the case of either the Sellers or Purchasers, the knowledge, as of the date of this Agreement, of any of the executive officers or senior management of such party, including executive officers or senior management of such party’s Subsidiaries. An individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter.
          “Law” shall mean any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, decree, order or other legally binding requirement.
          “Letters of Credit” shall mean all letters of credit and the related reimbursement obligations of the Bio Companies.
          “Liability” or “Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including, without limitation, those arising under any Law, claim, demand, Action or Proceeding, whether asserted or unasserted, or judgment, writ or injunction of any Governmental Authority, and those arising under any Contract, arrangement, commitment or undertaking or any fines, damages or equitable relief which may be imposed and including, without limitation, all costs and expenses related thereto.
          “Lien” shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, warrant, right of first refusal or other purchase right, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

          “Loss” or “Losses” shall mean any and all losses, injuries, claims, expenses, damages of any kind, judgments, settlements, debts, penalties, fines, obligations, interest (including prejudgment interest), costs and expenses (including court costs and reasonable attorneys’ fees and expenses and reasonable costs of investigation).
          “material” and “Bio Companies Material Adverse Effect” and all derivatives thereof shall mean, when used in Article II only (and not, in the case of the definition of “Bio Companies Material Adverse Effect”, for purposes of evaluating the satisfaction of any conditions precedent to closing in Section 5.2 or a party’s right to indemnification under Article IX), facts, circumstances, developments, obligations or Liabilities that would reasonably be expected to involve an expenditure, value or Liability of US $500,000 or more.
          “NDA” means any confidentiality or non-disclosure agreement entered into in connection with the contemplated sale of the Bio Companies or the Bio Companies Business.
          “Order” shall mean any injunction, judgment, order, decree, ruling or charge issued by Governmental Authority or any arbitrator.
          “Outside Date” shall mean April 23, 2007.
          “Permits” shall mean any approvals, authorizations, consents, licenses, permits or certificates.
          “Permitted Liens” shall mean (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or (iii) any minor imperfection of title or similar Lien.
          “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust, a joint venture, an unincorporated organization or any other entity, including a Governmental Authority.
          “Principal Management” shall mean the authority to principally direct, control and make all decisions with respect to the Debris Field Remediation, including without limitation selection of consultants, contractors, experts and advisors; evaluation, selection and implementation of investigatory, corrective and remedial measures; communications or negotiations with or challenges to any Governmental Authority or third parties; and determination that the Debris Field Remediation has been completed.
          “Product Liability Claim” shall mean any Action or Proceeding or other written claim or demand from any Person against the Bio Companies related to Losses actually or allegedly caused by a product manufactured by the Bio Companies prior to the Closing Date, including by reason of exposure to substances, ingredients, constituents, components or materials contained in a product manufactured by the Bio Companies prior to the Closing Date, or any Order relating to or arising from such Action or Proceeding, claim or demand.

          “Remediation” shall mean any and all investigation, delineation, cleanup, removal, capping, remediation, corrective action, monitoring or other treatment required by any Environmental Laws or any Governmental Authority to address any non-compliance with Environmental Laws or the release or presence of Hazardous Materials.
          “Remediation Costs” means any and all administrative, legal, investigative, remedial, corrective and other costs, expenses and fees arising from or incurred in connection with any Remediation.
          “Restricted Period” shall mean the period from the Closing Date to (i) the third (3rd) anniversary of the Closing Date in the case of Section 4.20 and (ii) the second (2nd) anniversary of the Closing Date of this Agreement in the case of Section 4.21.
          “Rubin Litigation” shall mean the litigation against the Company pending in the New York federal court, entitled Rubin Squared Inc. v. Cambrex Corp., brought by an entity controlled by the former owner of Cambrex Bio Science Baltimore, Inc. in connection with the purchase by the Company of Cambrex Bio Science Baltimore, Inc.
          “Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.
          “Surety Bonds” shall mean all surety and performance bonds and the related reimbursement obligations of the Bio Companies.
          “Taxing Authority” means any Governmental Authority and any other quasi-governmental or non-governmental body administering, regulating or having general responsibility for the imposition of any Tax.
          “Transaction Payments” shall mean regular bonuses owing to any of the Transferred Bio Companies Employees in respect of the period beginning on January 1, 2006 and ending on or prior to the Closing Date that have not been paid prior to the Closing, and any change of control payments and retention bonuses payable in cash to any of the Transferred Bio Companies Employees as a result of the consummation of the Bio Companies Transactions that have not been paid prior to the Closing, all as determined in accordance with GAAP.
          “USDA” shall mean the United States Department of Agriculture.
          “Vacation and Salary Payments” shall mean earned but unpaid vacation payments and earned but unpaid salary with respect to the Transferred Bio Companies Employees as of the Closing Date, as determined in accordance with GAAP.
          “Working Capital” means the difference between (i) the Bio Companies’ current assets as of the Closing Date and (ii) the Bio Companies’ current liabilities as of the Closing

Date, in each case of the type that would be reflected in a year-end balance sheet of the Bio Companies as determined in accordance with GAAP, but disregarding for this purpose (A) any adjustment arising from purchase accounting or otherwise arising out of the Bio Companies Transactions, (B) Cash, (C) Indebtedness, Letters of Credit and Surety Bonds, (D) all income, current deferred and other Taxes, (E) all Intercompany Items, and (F) each of the Adjustment Categories; provided that in computing any of the elements contained in clause (i) or (ii) above, changes in foreign exchange rates between the date of this Agreement and the Closing Date shall be disregarded.
          The following terms are defined on the page of this Agreement set forth opposite such term below:

Agreement	1
Allocation	56
Alternative Bio Companies Takeover Proposal	65
Alternative Bio Companies Transaction	65
Alternative Biopharma Proposal	65
Annual Financial Statements	48
Antitrust Laws	41
Assumed Bio Companies Plans	18
Balance Sheet Date	12
Bankruptcy and Equity Exception	11
Bio Companies	1, 2
Bio Companies Acquisition Agreement	36
Bio Companies Adverse Recommendation Change	37
Bio Companies Adverse Recommendation Notice	38
Bio Companies Business	1
Bio Companies Charter Documents	9
Bio Companies Contracts	20
Bio Companies Disclosure Letter	9
Bio Companies Intellectual Property	24
Bio Companies Plan	18
Bio Companies Recommendation	37
Bio Companies Sellers	1
Bio Companies SERP	60
Bio Companies Shares	1
Bio Companies Stand-Alone Pension Plans	60
Bio Companies Takeover Proposal	38
Biopharma Balance Sheet	12
Biopharma Business	1
Bioproducts Balance Sheet	12
Bioproducts Business	1
Cambrex Ireland IP	2
Cambrex Walkersville	5
CBM Intellectual Property	1
Closing	5
Closing Date	5
COBRA Coverage	61
Company	1
Company FSAs	61
Company Indemnitees	66
Company Pension Plans	60
Company SEC Documents	13
Company Stockholder Authorization	11
Company Stockholders Meeting	40
Competing Business	49
Confidentiality Agreement	42
Contract	11
Copyrights	24
Debris Field	43
Debris Field Remediation	43
Directors Qualifying Shares	6
Disputed Item	4
ERISA	18
ERISA Affiliate	18
Exchange Act	11
Final Purchase Price	3
Food and Drug Laws	14
Foreign Antitrust Laws	11
Indemnifying Party	66
Indemnitee	66
Initial Purchase Price	2
Intellectual Property	24
IP Licenses	24
IRS	18
Leased Real Property	26

Lonza America	1
Lonza Group	1
Lonza Sales AG	1
Lonza Swiss Holdco	1
Monthly Financial Statements	48
Net Closing Purchase Price	5
New Plans	59
Non-Residential Cleanup Standards	44
Non-US Bio Companies Shares	2
NYSE	11
Objection Notice	4
Owned Real Property	26
Patents	24
Pay-Off Amount	7
Post-Closing Adjustment Amount	3
Post-Closing Adjustment Schedule	4
Pre-Closing Tax Period	55
Property Taxes	55
Proxy Statement	39
Purchaser Indemnitees	66
Purchasers	1
Purchasers FSAs	60
Quarterly Financial Statements	48
Real Property	26
Representatives	36
Restraints	50
SEC	11
Section 338 Election	56
Sellers	1
Signing Date Adjustment Schedule	3
Software	24
Straddle Period	55
Superior Bio Companies Proposal	39
Target Working Capital	3
Tax Claim	53
Tax Losses	54
Tax Package	52
Tax Returns	17
Taxes	17
Termination Fee	65
Testing	43
Third Party Claim	67
Trade Secrets	24
Trademarks	24
Transferred Bio Companies Employee	58
Transition Services Agreement	1
US Bio Companies	2
US Bio Companies Shares	2
Walkersville Facility	43
          SECTION 10.13 Interpretation.
          (a) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

          (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LONZA AMERICA INC.

By:

Name:
Title:

LONZA SALES AG

By:

Name:
Title:

LONZA BIOPRODUCTS AG

By:

Name:
Title:

LONZA GROUP LIMITED

By:

Name:
Title:

CAMBREX CORPORATION

By:

Name:
Title:

CAMBREX BAHAMAS INC.

By:

Name:
Title:

CAMBREX LIMITED

By:

Name:
Title:

CAMBREX NETHERLANDS B.V.

By:

Name:
Title:

CAMBREX OCB LIMITED

By:

Name:
Title:

CAMBREX BIO SCIENCE BALTIMORE, INC.

By:

Name:
Title:

CAMBREX B.V.

By:

Name:
Title:

SCHEDULE I
BIO COMPANIES SELLERS
1. Cambrex Bahamas Inc. (Bahamas)
2. Cambrex Limited (UK)
3. Cambrex Netherlands B.V. (Dutch)
4. Cambrex OCB Limited (Mauritius)
5. Cambrex B.V. (Dutch)
6. Cambrex Bio Science Baltimore, Inc. (DE)

SCHEDULE II
BIO COMPANIES
BIOPRODUCTS COMPANIES

1.	BioWhittaker Holdings (DE)
2.	BioWhittaker Technologies, Inc. (DE)
3.	BioWhittaker USVI, Inc. (U.S. Virgin Islands)
4.	Cambrex Bio Ciencia Brazil (Brazil)
5.	Cambrex Bio Science Australia PTY LTD (Australia)
6.	Cambrex Bio Science Clermont Ferrand SAS (France)
7.	Cambrex Bio Science Copenhagen ApS (Denmark)
8.	Cambrex Bio Science Milano S.r.l. (Italy)
9.	Cambrex Bio Science Nottingham LTD (UK)
10.	Cambrex Bio Science Paris SARL (France)
11.	Cambrex Bio Science Rockland, Inc. (DE)
12.	Cambrex Bio Science Verviers SPRL (Belgium)
13.	Cambrex Bio Science Walkersville, Inc. (DE)
14.	Cambrex Bio Science Wokingham Ltd (UK)
15.	Cambrex France SARL (France)
16.	Cambrex Iberia Products S.L. (Spain)
17.	Cambrex India Private Limited (India)
18.	Cambrex Ireland IP Ltd. (Ireland)
19.	CBM Intellectual Property Inc. (Nevada)
20.	Cutanogen Corp. (Ohio)
21.	Genolife do Brazil (Brazil)
22.	Lumitech, UK (UK)
BIOPHARMA COMPANIES

1.	Cambrex Bio Science Baltimore, Inc. (DE)
2.	Cambrex Bio Science Hopkinton, Inc. (DE)

EXHIBIT A
TRANSITION SERVICES AGREEMENT

EXHIBIT A
FORM OF TRANSITION SERVICES AGREEMENT
          This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of [                    ], 2006, by and between CAMBREX CORPORATION, a Delaware corporation (“Cambrex”), LONZA AMERICA INC., a Delaware corporation, LONZA BIOPRODUCTS AG, a Swiss company, and LONZA SALES AG, a Swiss company (collectively, “Purchasers”);
W I T N E S S E T H:
          WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of October 23, 2006 (the “Stock Purchase Agreement”; capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Stock Purchase Agreement), by and among Cambrex and Purchasers, Cambrex has agreed to sell and Purchasers have agreed to purchase (i) all of the issued and outstanding capital stock of the Bio Companies (excluding the shares of CBM Intellectual Property Inc., a Nevada corporation (“CBM Intellectual Property”)) and (ii) all of the assets of CBM Intellectual Property; and
          WHEREAS, pursuant to the Stock Purchase Agreement, Cambrex has agreed to provide certain transition services to Purchasers and the Bio Companies following the Closing Date on the terms and subject to the conditions set forth in this Agreement;
          NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Cambrex and Purchasers agree as follows:
          1. Transition Services. During the term of this Agreement as set forth in Section 5 below (the “Term”), Cambrex shall assist and cooperate with Purchasers to create an orderly transition of the Bio Companies Business in the areas described in Annex A by providing, or causing its Affiliates to provide, to Purchasers and their respective Affiliates (but only to the extent such Affiliates operate the Bio Companies Business) the services set forth in Annex A attached hereto (the “Transition Services”), from the date of this Agreement and for the period of time described in Annex A attached hereto with respect to each of the Transition Services, in the manner and at a relative level of service consistent in all material respects with, but in no event materially higher or lower than, the typical level of service provided by Cambrex or its Affiliates to the Bio Companies Business immediately prior to the date hereof; provided that in no event are such Transition Services deemed to be expert services. Cambrex shall not be obligated to provide any services to Purchasers other than the Transition Services; provided that (i) if any service that Cambrex provided to any of the Bio Companies in the ordinary course of business immediately prior to the date hereof and that is of a transitional nature is inadvertently omitted from the list of Transition Services or (ii) if any Purchaser requires additional services of a transitional nature, then Cambrex and Purchaser agree to negotiate in good faith to amend this Agreement to include such services (to the extent, and only to the extent, that such services can be provided without resulting in a conflict of interest for Cambrex) in Annex A at a cost to be determined in good faith, using the same methodology as Cambrex used to determine the costs set forth in Annex A. Nothing in this Agreement shall require Cambrex to provide priority to

1

Purchasers with respect to the Transition Services over Cambrex’s businesses or those of any of its Affiliates, Subsidiaries or divisions
          2. Billing and Payment. Cambrex shall issue Purchasers invoices for the Transition Services at the beginning of each month during the Term. Each Purchaser shall promptly pay any bills and invoices that it receives from Cambrex or its Affiliates for the Transition Services. Each Purchaser shall pay interest on any amount overdue under this Agreement at the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the term of this Agreement plus two percent (2%) from the date due until payment, or, if lower, the highest interest rate permitted by Law. All invoices shall be paid by wire transfer in accordance with the instructions provided by Cambrex (in writing to the applicable Purchaser or Purchasers) not later than ten (10) days following receipt by the applicable Purchaser or Purchasers of Cambrex’s invoice, unless such invoice is disputed in good faith within ten (10) days after receipt of such invoice. In the event that any Purchaser fails to make payment to Cambrex within forty-five (45) days following receipt by such Purchaser of Cambrex’s invoice (other than any invoice that was timely disputed in good faith), Cambrex may terminate this Agreement upon notice to Purchasers. Purchasers shall not offset any amounts owing to it by Cambrex or any of Cambrex’s Affiliates against amounts payable by Purchaser hereunder.
          3. General Intent. Cambrex shall use its reasonable commercial efforts to provide the Transition Services at the price set forth in
Annex A during the Term and such other transition assistance as the parties may otherwise agree. Each Purchaser agrees to use its reasonable commercial efforts to end its need to use such assistance as soon as reasonably practicable and in all events to end such need with respect to each Transition Service not later than the termination of this Agreement pursuant to Section 5.
          4. Walkersville Facility. In connection with the provision of the Transition Services, during the Term and for thirty (30) days thereafter, Cambrex and its Representatives shall have full physical access to the data center facilities at Walkersville; provided that Cambrex and its employees and Representatives shall comply with all of the security policies and procedures of Purchasers and the Bio Companies. In addition, all Cambrex employees with offices in the Walkersville facility immediately prior to the date hereof who are providing Transition Services to Purchasers shall be permitted to retain their offices in the Walkersville facility during the Term.
          5. Term of Agreement. The term of this Agreement shall commence on the date hereof and shall continue (unless sooner terminated pursuant to the terms hereof) for a period not to exceed two (2) months (the “Transition Period”). Purchasers may request an extension of the term of any Transition Service set forth in Annex A by submitting a written request to Cambrex to extend the term of such service (the “Extension Period”) thirty (30) days prior to the end of any such service term. Cambrex may continue to provide such Transition Service to Purchasers at the price set forth in Annex A during any Extension Period, and Cambrex’s consent to continue providing such service shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, this Agreement and the obligations of Cambrex to provide any services hereunder shall automatically terminate one (1) year after the date hereof.

2

          6. Partial Termination. Any and all of the Transition Services provided by Cambrex and its Affiliates are only terminable earlier than the period specified in Annex A attached hereto by Purchasers on thirty (30) days’ prior written notice to Cambrex. As soon as reasonably practicable following receipt of any such notice, Cambrex shall advise Purchasers as to whether termination of such Transition Service will require the termination or partial termination of, or otherwise affect the provision of, certain other Transition Services. If such is the case, Purchasers may withdraw their termination notice. Otherwise, such termination shall be final. All periodic fees or charges under this Agreement are to be computed on a calendar month basis and, in the event that any Transition Services are terminated pursuant to this Section, the fees or charges shall be prorated on a per diem basis for any partial month. Notwithstanding the foregoing, during any Extension Period the fees and charges shall not be prorated for any partial period for any reason.
          7. Non-Solicitation of Employee. For a period of two (2) years following the date hereof, neither Purchasers nor any of their respective Affiliates will directly or indirect solicit the employment of any officer or employee of Cambrex or any of its Affiliates so long as they are employed by Cambrex or any of its Affiliates, without obtaining the prior written consent of Cambrex, provided that the foregoing shall not prohibit any general solicitation or advertising activities not targeted to any such officer or employee nor apply to any individual whose employment is terminated by Cambrex or any Affiliate of Cambrex.
          8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party; provided that such consent shall not be required (i) for assignments and transfers by operation of Law, (ii) in the event Cambrex assigns any or all of its rights, interests and obligations hereunder to a Person with whom Cambrex merges or to whom Cambrex sells all or substantially all of its assets and (iii) for assignments and transfers by either party to one or more of its Subsidiaries or Affiliates (in the case of Purchasers such Subsidiaries or Affiliates must be Subsidiaries or Affiliates that operate the Bio Companies Business). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.
          9. Confidentiality. Each of the parties will hold, and will cause its Affiliates and Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless compelled to disclose by judicial or administrative process or by other requirements of any Law, all confidential or competitively sensitive information received in connection with the provision of the Transition Services, except to the extent that such information can be shown to have been (i) in the public domain (either prior to or after the furnishing of such information) through no fault of such party or its Affiliates or its Representatives or (ii) later acquired by such party, its Affiliates or its Representatives from another source if such party, its Affiliates or its Representatives is unaware that such source is under an obligation to the other party to keep such information confidential. This duty shall continue throughout the term of this Agreement, and any renewals or extensions thereof, and after termination thereof for a period of three (3) years.

3

          10. Limitation of Liability. Neither party shall be liable to the other party or any third party for any special, punitive, consequential, incidental or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any of the services provided hereunder, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if an authorized representative of such party is advised of the possibility or likelihood of the same. In addition, neither party shall be liable to the other party or any third party for any direct damages from any claim arising or allegedly arising from providing or failing to provide the Transition Services or any other services, except to the extent, but only to the extent, that any such claims arise from gross negligence, reckless or willful misconduct or fraud.
          11. Notices. All notices, reports, and receipts shall be in writing and shall be deemed duly given on (i) the date of personal or courier delivery, (ii) the date of transmission by facsimile or other electronic transmission service, provided a confirmation copy is also sent no later than the next business day by postage paid, return receipt requested first-class mail or (iii) three (3) business days after the date of deposit in the United States mails, by postage paid, return receipt requested first-class mail, addressed as follows:
     if to Purchasers, or to any of them, to:
Lonza Group Limited
Muenchensteinerstrasse 38
CH-4002 Basel
Switzerland
Attention: Head of Legal Affairs
Facsimile No.: 41-61-316-8314
     with a copy to:
Mayer Brown Rowe & Maw LLP
1675 Broadway
New York, New York 10019
Attention: James B. Carlson
Facsimile No.: (212) 849-5515
     if to Cambrex, to:
Cambrex Corporation
One Meadowlands Plaza
East Rutherford, New Jersey 07073
Attention: General Counsel — Peter Thauer, Esq.
Facsimile No.: (201) 804-9851

4

     with a copy to:
Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
Attention: Robert S. Reder, Esq.
Facsimile No.: (212) 822-5680
          Either party may change its address by written notice to the other party in accordance with this Section 11.
          12. Modification; Nonwaiver. No alleged waiver, modification or amendment to this Agreement or to Annex A attached hereto shall be effective against either party hereto, unless in writing, signed by the party against which such waiver, modification or amendment is asserted, and referring specifically to the provision hereof alleged to be waived, modified or amended. The failure or delay of either party to insist upon the other party’s strict performance of the provisions in this Agreement or to exercise in any respect any right, power, privilege, or remedy provided for under this Agreement shall not operate as a waiver or relinquishment thereof, nor shall any single or partial exercise of any right, power, privilege, or remedy preclude other or further exercise thereof, or the exercise of any other right, power, privilege, or remedy; provided, however, that the obligations and duties of either party with respect to the performance of any term or condition in this Agreement shall continue in full force and effect.
          13. Relationship of Parties. Except as specifically provided herein, neither party shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. All activities by Cambrex under the terms of this Agreement shall be carried on by Cambrex as an independent contractor and not as an agent for Purchasers. Employees of Cambrex performing services hereunder shall remain Cambrex’s employees and shall not be deemed to be employees of any Purchaser. Except as set forth in Annex A, and except for direct out-of-pocket costs, Cambrex shall pay for all personnel expenses (including, without limitation, wages, benefits, payroll, taxes and worker’s compensation insurance) of its employees performing services under this Agreement.
          14. Force Majeure. If either party is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, any Law, demand or other requirement of any Governmental Authority, riot, war, rebellion, acts of terrorism, acts of the public enemy or other causes beyond the reasonable control of such party or other acts of God, then upon written notice to the other party, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability (the “Disability Period”) and the affected party shall have no liability to the other party or any other party in connection therewith; provided that this Section 14 shall not apply to any payment to Cambrex required by this Agreement to the extent Cambrex or its Affiliates have provided the services for which payment is sought in accordance with the terms of this Agreement. The affected party shall make all reasonable

5

efforts to remove such disability within thirty (30) days after giving notice of such disability (provided that such efforts shall not include settling any labor disputes). At the request of Purchasers, the Term shall be extended for a time period equal to any Disability Period.
          15. Interpretation. The headings and captions contained in this Agreement and in Annex A attached hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word “including” herein shall mean “including without limitation”.
          16. Counterparts. This Agreement may be executed in one or more counterparts (including by means of signature pages via facsimile), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.
          17. Entire Agreement. This Agreement and the Stock Purchase Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.
          18. Representation by Counsel; Interpretation. Cambrex and Purchasers acknowledge that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.
          19. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
          20. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to a contract executed and performed in such State, without regard to principles of conflict of Laws that would require the application of the Laws of another jurisdiction.
          21. Survival. The provisions of Sections 2, 4, 7-13 and 15-22 shall survive any termination of this Agreement.
          22. Annex A. Annex A attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

6

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CAMBREX CORPORATION

By:

Name:
Title:

LONZA AMERICA INC.

By:

Name:
Title:

LONZA SALES AG

By:

Name:
Title:

LONZA BIOPRODUCTS AG

By:

Name:
Title:

7

ANNEX A
Transition Services

		Initial Extension	Second Extension	Final Extension
	Transition Period	Period	Period	Period
Bioproducts Transition Service	(Months 1-2)	(Months 3-4)	(Months 5-6)	(Months 7-12)

Wide Area Network Usage and Management	$ 10,000 / month	$ 15,000 / month	$ 30,000 / month	$ 60,000 / month

Shared IT Infrastructure	$ 40,000 / month	$ 85,000 / month	$ 170,000 / month	$ 340,000 / month

Renaissance ERP Support	$ 30,000 / month	$ 75,000 / month	$ 150,000 / month	$ 300,000 / month

eBusiness Support	$ 20,000 / month	$ 25,000 / month	$ 50,000 / month	$ 100,000 / month

TOTAL CHARGE	$100,000 / month	$200,000 / month	$400,000 / month	$800,000 / month

		Initial Extension	Second Extension	Final Extension
	Transition Period	Period	Period	Period
Biopharma Transition Service	(Months 1-2)	(Months 3-4)	(Months 5-6)	(Months 7-12)

Wide Area Network Usage and Management	$ 3,000 / month	$ 7,000 / month	$ 14,000 / month	$ 28,000 / month

Shared IT Infrastructure	$ 9,000 / month	$18,000 / month	$ 36,000 / month	$ 72,000 / month

Renaissance ERP Support	$10,000 / month	$20,000 / month	$ 40,000 / month	$ 80,000 / month

eBusiness Support	$ 3,000 / month	$ 5,000 / month	$ 10,000 / month	$ 20,000 / month

TOTAL CHARGE	$25,000 / month	$50,000 / month	$100,000 / month	$200,000 / month

As part of the eBusiness Support Transition Services indicated above for Bioproducts and Biopharma, and without the payment of any additional fee, Cambrex and Purchasers will cooperate in good faith during the term to cause: (i) Cambrex’s web site to include a link to Lonza’s web site post-closing and (ii) any Bio Companies Business inquiries received by Cambrex to be forwarded to Purchasers or the appropriate Bio Companies for a 2-year period following the Closing.

8